Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

May 14, 2010

among

IKARIA, INC.,

IKARIA ACQUISITION INC.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner and Sole Lead Arranger,

and

FIFTH/THIRD BANK

and

SUNTRUST BANK,

as Co-Syndication Agents

[CS&M Ref No. 05865-713]

THE TERM LOANS MADE PURSUANT TO THIS AGREEMENT WERE INCURRED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME.  BEGINNING NO LATER THAN 10 DAYS AFTER THE CLOSING DATE, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE FOLLOWING ADDRESS: IKARIA ACQUISITION INC., 6 ROUTE 173, CLINTON, NJ 08809.

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 1.01(b)	-	Mortgaged Properties
Schedule 1.01(c)	-	Existing Letters of Credit
Schedule 2.01	-	Lenders and Commitments
Schedule 3.07(a)	-	Certain Matters Affecting Real Property
Schedule 3.07(d)	-	Certain Matters Affecting Intellectual Property
Schedule 3.08	-	Subsidiaries
Schedule 3.09(a)	-	Litigation
Schedule 3.09(b)	-	Regulatory Disclosures
Schedule 3.09(d)	-	FDA Notices
Schedule 3.14	-	Certain Tax Matters
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 5.12	-	Post-Closing Collateral Actions
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.07	-	Transactions with Certain Affiliates

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E-1	-	Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP
Exhibit E-2	-	Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
Exhibit F-1	-	Form of Revolving Promissory Note
Exhibit F-2	-	Form of Term Promissory Note
Exhibit G	-	Form of Certificate Re: Non-Bank Status
Exhibit H	-	Form of Mortgage

CREDIT AGREEMENT dated as of May 14, 2010, among IKARIA, INC., a Delaware corporation (“Holdings”), IKARIA ACQUISITION INC., a Delaware corporation (the “Borrower”), the Lenders (as defined in Article I), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date, in an aggregate principal amount of $250,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $40,000,000.  The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $20,000,000 (or the Alternative Currency Equivalent thereof), for general corporate purposes of the Borrower and the Subsidiaries. The proceeds of the Term Loans made on the Closing Date are to be used by the Borrower, together with cash on hand at the Borrower, solely (i) to finance the Existing Debt Refinancing, (ii) to finance the Dividend and (iii) to pay related fees and expenses incurred in connection with the foregoing, including any swap termination costs. The proceeds of the Revolving Loans are to be used solely for general corporate purposes of the Borrower and the Subsidiaries.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided that the Adjusted LIBO Rate shall at no time be less than 2.00% per annum.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of the shares representing ordinary voting power represented by all of the issued and outstanding Equity Interests of the person specified or that is an officer or director of the person specified.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate on such day for a three-month Interest Period commencing on such day plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates).  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Alternative Currency”  shall mean, with respect to any Letter of Credit, Sterling, euro and any other freely transferable currency (other than dollars) in which such Letter of Credit shall be denominated, as requested by the Borrower and agreed to by the Issuing Bank and the Administrative Agent.

“Alternative Currency Equivalent”  shall mean, on any date of determination, with respect to an amount in dollars, the equivalent thereof in the relevant Alternative Currency, determined by the Administrative Agent using the Exchange Rate with respect to such Alternative Currency then in effect pursuant to Section 1.04.

“Alternative Currency Letter of Credit”  shall mean any Letter of Credit denominated in an Alternative Currency.

“Applicable Percentage” shall mean, for any day, (a) with respect to any Eurodollar Term Loan, 5.00%, (b) with respect to any ABR Term Loan, 4.00%, (c) with respect to any Eurodollar Revolving Loan, 4.25%, and (d) with respect to any ABR Revolving Loan, 3.25%.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower or any of the Subsidiaries to any person other than Holdings, the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, equipment no longer used in the business of the Borrower or any of the Subsidiaries, scrap, Permitted Investments and other assets, in each case sold, transferred or otherwise disposed of in the ordinary course of business, (ii) intellectual property licensed on a non-exclusive basis in the ordinary course of business, (iii) dispositions between or among Foreign Subsidiaries, (iv) the sale or discount without recourse of accounts receivable in connection with the compromise thereof or the assignment of past due accounts receivable for collection and (v) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $500,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower’s Portion of Excess Cash Flow” for any fiscal year commencing on or after January 1, 2011 shall mean 25% of Excess Cash Flow for the preceding full fiscal year of the Borrower; provided that such percentage shall be increased to 50% if the Leverage Ratio as of the end of such fiscal year was equal to or less than 2.00 to 1.00.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date”  shall mean (a) the date of each Borrowing Request for a Revolving Loan, if any Alternative Currency Letter of Credit is outstanding on such date, (b) the last Business Day of each month, if any Alternative Currency Letter of Credit is outstanding on such day, (c) the date of issuance, extension, renewal or amendment of any Alternative Currency Letter of Credit and (d) any other day selected by the Administrative Agent if any Alternative Currency Letter of Credit is outstanding on such day.

“Capital Expenditures” shall mean, for any period, the sum, without duplication, of the additions to property, plant and equipment of Holdings and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP but excluding any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) that constitutes the consideration paid (and transaction expenses incurred) in connection with a Permitted Acquisition, (iii) that constitutes the permitted reinvestment of Net Cash Proceeds of Asset Sales, (iv) that constitutes the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent of the credit granted by the seller of such equipment for the equipment being traded at such time or (v) that constitutes a Capitalized Drug Licensing Cost.

“Capitalized Drug Licensing Costs”  shall mean, for any period, the costs or expenses incurred by Holdings or the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, in respect of rights to FDA-approved drugs or devices (or active pharmaceutical ingredients, components or related elements) that are licensed or otherwise obtained by Holdings or the Subsidiaries, to the extent such costs or expenses are capitalized on the consolidated balance sheet of Holdings and the Subsidiaries.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“cGMPs” shall mean the regulatory requirements for current good manufacturing practices promulgated by the FDA under the Food and Drug Act, including at 21 C.F.R. parts 210, 211 and 820. and under the Public Health Service Act, Biological Products, 21 C.F.R. parts 600 et seq., as the same may be amended from time to time.

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Investors shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of Holdings; (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Investors shall own, directly or indirectly, beneficially or of record, shares representing more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings than the Investors own, directly or indirectly, beneficially or of record, of the shares representing ordinary voting power represented by the issued and outstanding capital stock of Holdings; (c) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were not (i) nominated by the board of directors of Holdings or (ii) appointed by directors so nominated or (iii) appointed pursuant to the exercise of rights under the Investor Stockholders Agreement (or similar stockholder agreement) and the certificate of incorporation of Holdings; (d) any change in control (or similar event, however denominated) with respect to Holdings shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings or the Borrower is a party; or (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Loan Commitment.

“Closing Date” shall mean May 14, 2010.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated April 2010.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income  for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (including accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets, except write-downs or reserves for uncollectible accounts receivable), including capitalized research and development, software and organizational costs), (iv) non-recurring cash expenses in connection with Permitted Acquisitions or Capitalized Drug Licensing Costs and other related restructuring charges, including financing fees, merger and acquisition or analogous fees, accounting due diligence and legal fees and expenses in connection therewith, in an aggregate amount of up to the lesser of (A) 7.5% of the total consideration paid by Holdings and its subsidiaries for Permitted Acquisitions or Capitalized Drug Licensing Costs during such period and (B) $3,000,000 in such four-quarter period, (v) non-recurring cash expenses of up to $3,000,000 in such four fiscal quarter period, (vi) any non-cash charges (other than the write-down of current assets) for such period (including non-cash expenses with respect to (x) compensation, including stock options, stock appreciation rights and similar arrangements and any repricing, amendment, modification or substitution of any of the foregoing, and (y) restructuring charges), (vii) extraordinary losses or losses attributable to discontinued operations or other sales or dispositions of assets out of the ordinary course of business, (viii) Transaction Costs paid during the 2010 fiscal year, (ix) any breakage or similar costs incurred in connection with the termination of any interest rate Hedging Agreement associated with the Existing Debt Refinancing or the prepayment of Term Loans, (x) New Drug Licensing Costs and (xi) transaction related fees and expenses in connection with a Qualified Public Offering and minus (b) without duplication (i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of reserves (other than reserves for uncollectible accounts receivable), restructuring charges (other than restructuring charges in amounts specified in clause (a)(iv) above) and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period, (ii)  to the extent included in determining such Consolidated Net Income, all non-cash items of income for such period (other than deferred revenue), all determined on a consolidated basis in accordance with GAAP and (iii) extraordinary gains or any gains attributable to discontinued operations or other sales or dispositions of assets out of the ordinary course of business.  Solely for purposes of determining the Leverage Ratio at any time, Consolidated EBITDA shall be determined on a pro forma basis (in all material respects in accordance with Regulation S-X under the Securities Act of 1933 or as approved by the Administration Agent and excluding the effects of purchase accounting) to reflect, as of the first day of any applicable period, any Permitted Acquisition or Significant Asset Sale closed during such period.  In addition, solely for purposes of measuring compliance by the Borrower with the financial covenant set forth in Sections 6.10 and 6.11, the net cash proceeds received by the Borrower during any fiscal quarter after the Closing Date (or within 10 Business Days after the day on which financial statements are required to be delivered with respect to such fiscal quarter) from any issuance by Holdings of Permitted Cure Securities shall, at the request of the Borrower, be included as “Consolidated EBITDA” at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter; provided that (a) the amount so included in any fiscal quarter shall be no greater than the amount required to cause the Borrower to be in compliance with each of such financial covenants as at the end of such fiscal quarter, (b) there shall be no more than two issuances of Permitted Cure Securities in any four-fiscal quarter period and no more than three issuances of Permitted Cure Securities over the life of the Credit Facilities and (c) Consolidated EBITDA shall not be increased by the issuance of Permitted Cure Securities other than for purposes of measuring compliance by the Borrower with the financial covenants set forth in Sections 6.10 and 6.11.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense after giving effect to any net payments made or received by Holdings or any Subsidiary with respect to interest rate Hedging Agreements of Holdings and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary and (b) the net income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any Subsidiary or the date that such person’s assets are acquired by Holdings or any Subsidiary; provided further that the net income of any person in which any other person (other than Holdings or a wholly owned Subsidiary or any director or foreign national holding qualifying shares in accordance with applicable law) has a joint interest shall be included in Consolidated Net Income only to the extent of the percentage interest of such person owned by Holdings and the Subsidiaries and (c) any income or loss attributable to the early extinguishment of Indebtedness.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, letter of credit and term loan facilities provided for by this Agreement.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash, Permitted Investments, Taxes and deferred Taxes) of Holdings and the Subsidiaries at such time.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Loans, (c) Taxes and deferred Taxes and (d) all accrued interest expense.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Revolving Credit Lender as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Dividend”  shall mean the $130,000,000 dividend paid by the Borrower to Holdings on the Closing Date, and by Holdings to its existing equity holders on or as soon as practicable after June 1, 2010.

“Dollar Equivalent”  shall mean, with respect to an amount of any Alternative Currency on any date, the equivalent thereof in dollars, determined by the Administrative Agent pursuant to Section 1.04 using the applicable Exchange Rate with respect to such Alternate Currency then in effect.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Disqualified Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“EMU Legislation”  shall mean the legislative measures of the European Union or any other country where the euro is used for the introduction of, changeover to or operation of the euro in one or more member states.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements with any Governmental Authority, in each case relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interests) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by Holdings or any Subsidiary of any Equity Interests of Holdings or any Subsidiary, as applicable, except in each case for (a) any issuance of Equity Interests by Holdings as consideration for, or the Net Cash Proceeds of which are contributed as common equity to the Borrower to fund all or a portion of the consideration with respect to, Capitalized Drug Licensing Costs or a Permitted Acquisition (and fees and expenses relating to the foregoing), (b) any issuance or sale to any Investor or an Affiliate thereof (other than any such person acting in the capacity of an underwriter or placement agent with regard to such Equity Issuance), Holdings or any Subsidiary, (c) any issuance of directors’ or foreign nationals’ qualifying shares and (d) sales or issuances of common or ordinary shares of Holdings to management, employees, directors or consultants of Holdings or any Subsidiary.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as determined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan by the PBGC or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA), (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any Foreign Benefit Event.

“euro”  shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of Holdings, commencing with the fiscal year ending December 31, 2010, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of Holdings and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes paid in cash by Holdings and the Subsidiaries during such fiscal year, (ii) Consolidated Interest Expense paid in cash during such fiscal year, (iii) Capital Expenditures made and Capitalized Drug Licensing Costs paid in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) Transaction Costs paid in cash during such fiscal year (but only to the extent such costs are deducted in determining Consolidated Net Income and then added back to determine Consolidated EBITDA for such fiscal year), (v) cash expenses added back to Consolidated EBITDA for such fiscal year pursuant to clauses (a)(iv), (v), (viii), (ix), (x) and (xi) of the definition of “Consolidated EBITDA”, (vi) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13 and Voluntary Prepayments) made by Holdings and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (vii) the consideration paid in connection with Permitted Acquisitions (and transaction related fees and expenses, including financing fees, merger and acquisition fees, accounting, due diligence and legal fees and other fees and expenses in connection therewith), in each case paid or made in cash during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, or other proceeds that would not be included in Consolidated EBITDA, (viii) the amounts of management stock, stock appreciation right or similar plan, payments, buy backs or redemptions made in cash during such fiscal year (to the extent not deducted in determining Consolidated EBITDA for such fiscal year), and (ix) additions to noncash working capital of Holdings and the Subsidiaries for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

“Exchange Rate”  shall mean, on any day with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into dollars (or, for purposes of the definition of “Alternative Currency Equivalent” and Section 2.02(f) or any other provision of this Agreement requiring or permitting the conversion of an Alternative Currency to dollars, the rate at which dollars may be exchanged into an Alternative Currency), as set forth at approximately 11:00 a.m., New York City time, on such date on the Bloomberg Key Cross Currency Rates Page for such Alternative Currency.  In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as selected by the Administrative Agent, or, at the discretion of the Administrative Agent, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the primary market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of dollars (or such Alternative Currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any Tax imposed by FATCA, to the extent that such Tax would not have been imposed but for the failure by the Administrative Agent or any Lender (i) to comply with the reporting and other requirements under FATCA and/or (ii) to provide, upon reasonable demand from the Borrower and/or the Administrative Agent, and at the time or times prescribed by applicable law, any form, document or certification required under FATCA, which, if provided, would establish that such payment is exempt from withholding under FATCA and (d) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a New Lending Office) or is attributable to such Lender’s failure to comply with Sections 2.20(f) or 2.20(g), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a New Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.20(a).

“Existing Credit Agreement” shall mean the Credit Agreement dated as of March 28, 2007, as amended, among the Borrower, Holdings, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent.

“Existing Debt Refinancing” shall mean the repayment in full of all amounts due or outstanding under the Existing Credit Agreement, the termination of the Existing Credit Agreement and the Commitments thereunder, the termination of all Guarantees thereof and the release of all security therefor.

“Existing Letter of Credit” shall mean each letter of credit previously issued for the account of the Borrower or a Subsidiary under the Existing Credit Agreement that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01(c).

“Facility Fee” shall have the meaning assigned to such term in Section 2.05(a).

“FATCA” means Sections 1471 through 1474 of the Code and any regulations thereunder or official governmental interpretations thereof.

“FDA” shall mean the United States Food and Drug Administration, or any successor Governmental Authority.

“FDA Regulation” shall mean any rule, regulation or administrative order promulgated or issued by the FDA.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter”  shall mean the Engagement Letter dated April 12, 2010, among Holdings, the Borrower and the Lead Arranger.

“Fees” shall mean the Facility Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Food and Drug Act” shall mean the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq. and any successor act.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $2,500,000 by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of the Subsidiaries, or the imposition on the Borrower or any of the Subsidiaries of any fine, excise Tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $2,500,000.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Government” shall mean the United States government or any department or agency thereof.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among Holdings, the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HHS” shall mean the United States Department of Health and Human Services, or any successor Governmental Authority.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, whether or not representing obligations for borrowed money, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, deferred compensation to employees and directors or former employees or directors, and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all obligations of such person as an account party in respect of letters of credit and (i) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner to the extent such person is liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Coverage Ratio” shall mean, at any date of determination, the ratio of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date to Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, beginning with the last Business Day of June 2010, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (and, if agreed to by all of the applicable Lenders, 9 or 12 months) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest

Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investors” shall mean the Sponsor Investors and those stockholders, option holders and warrant holders who own Equity Interests of Holdings on the Closing Date.

“Investor Stockholders Agreement” shall mean the Investor Stockholders Agreement, dated March 28, 2007, by and among Holdings and certain of the Investors.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse AG, Cayman Islands Branch, in its capacity as the issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, and (c) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or 2.22(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Lead Arranger” shall mean Credit Suisse Securities (USA) LLC, in its capacity as sole lead arranger and sole bookrunner.

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time that are denominated in dollars, plus the Dollar Equivalent at such time of the aggregate undrawn amount of all outstanding Alternative Currency Letters of Credit, and (b) the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit denominated in dollars that have not yet been reimbursed at such time plus the Dollar Equivalent at such time of the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit denominated in Alternative Currencies that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.22 and any Existing Letter of Credit.

“Leverage Ratio” shall mean, on any date, the ratio of Total Net Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. In any period of four consecutive fiscal quarters in which a Permitted Acquisition or a Significant Asset Sale occurs, the Leverage Ratio shall be determined on a pro forma basis in accordance with definition of Consolidated EBITDA.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans and the Term Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations or condition (financial or otherwise) of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of Holdings, the Borrower and the other Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document or (c) a material impairment of the rights of or benefits available to the Lenders, or any of them, under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $7,500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(h) or pursuant to Section 5.12, each substantially in the form of Exhibit H.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, investment banking fees, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of Taxes paid or payable in connection with such sale or, in the case of any Foreign Subsidiary, repatriation to the Borrower), (ii) amounts provided in good faith as a reserve against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other contractual obligations which are secured by the assets sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness or other contractual obligation assumed by the purchaser of such asset); provided, however, that, if (x)  the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within 360 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 360-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all Taxes and fees, commissions, costs and other expenses incurred in connection therewith.

“New Drug Licensing Costs” shall mean, for any period, the costs or expenses incurred by Holdings or the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP, in respect of rights to drugs or devices (or active pharmaceutical ingredients, components or related elements) that are licensed or otherwise obtained by Holdings or the Subsidiaries, to the extent such costs or expenses are not included as Capital Expenditures or Capitalized Drug Licensing Costs.

“New Lending Office” shall have the meaning assigned to such term in Section 2.20(f)

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f)

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Cure Securities” shall mean Qualified Capital Stock of Holdings issued to one or more of the Investors (a) that is common stock of Holdings or (b) upon which all dividends or distributions, at the election of Holdings, may be payable in additional shares of such Qualified Capital Stock.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent, any domestic office of any Lender that is a bank, or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof a rating of at least A-1 from S&P or at least P-1 from Moody’s; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Subordinated Debt” shall mean unsecured subordinated Indebtedness issued by Holdings or the Borrower (which may be guaranteed by one or more Loan Parties on a subordinated basis) (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation (but for the avoidance of doubt, may provide for interest payments and customary “asset sale” and “change of control” payment provisions) prior to the date that is one year after the Term

Loan Maturity Date and (ii) provide for subordination of payments in respect of such Indebtedness to the Obligations on terms reasonably acceptable to the Administrative Agent and (b) do not contain any financial maintenance covenants.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“PIK Shareholder Subordinated Notes” shall mean Shareholder Subordinated Notes all of the interest on which that is otherwise payable prior to the first anniversary of the Term Loan Maturity Date may, at Holdings’ option, be capitalized or paid by the issuance of additional PIK Shareholder Subordinated Notes rather than in cash.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” shall mean the Series A, Series B and Series C preferred stock of Holdings.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Lender acting as Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower.  The prime rate is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Product Recall Notice” shall mean any written notice from the FDA stating that any product or product line of Holdings or any of its Subsidiaries has been or will be recalled.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, covering 10% or more of Holdings’ common equity.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Approvals” shall have the meaning assigned to such term in Section 3.09(b).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11.

“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure, and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused  Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Reset Date”  shall have the meaning assigned to such term in Section 1.04.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock)) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean May 14, 2015.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (ii) of Section 2.01.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 5.12.

“Shareholder Subordinated Notes” shall mean unsecured subordinated notes issued by Holdings (and not guaranteed by the Borrower or any Subsidiary) (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is one year after the Term Loan Maturity Date, (ii) provide for subordination of payments in respect of such notes to the Obligations on terms reasonably acceptable to the Administrative Agent and (iii) do not provide for the payment of interest in cash at a rate in excess of 12% per annum, (b) do not contain any financial maintenance covenants and (c) the proceeds of which are used to finance all or a portion of Capitalized Drug Licensing Costs or a Permitted Acquisition (and related fees and expenses).

“Significant Asset Sale” shall mean an Asset Sale of all or substantially all of the assets of, or a majority of the Equity Interests in, a person, or a division or line of business or other business unit of a person, in each case for gross consideration of $1,000,000 or more.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sponsor Investors” shall mean New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P., Allegheny New Mountain Partners II, L.P., ARCH Venture Fund VI, L.P., Venrock Partners, L.P., Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P., 5AM Ventures LLC, 5AM Co-Investors LLC, Aravis Venture I L.P., Black Point Group, L.P., and their respective Affiliates, limited partners and successors.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” shall mean lawful money of the United Kingdom.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income Tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Term Loan Maturity Date” shall mean May 14, 2016.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Total Net Debt” shall mean, at any time, the total Indebtedness of Holdings, the Borrower and the Subsidiaries at such time (excluding (a) Indebtedness of the type described in clause (h) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, and (b) any PIK Shareholder Subordinated Notes), less the unrestricted cash and Permitted Investments (determined in accordance with

GAAP) of Holdings and its Subsidiaries at such time to the extent (a) the aggregate amount of such unrestricted cash and Permitted Investments (determined in accordance with GAAP) of Holdings and its Subsidiaries at such time does not exceed $50,000,000 and (b) such cash and Permitted Investments are maintained in one or more accounts constituting Collateral under the Guarantee and Collateral Agreement over which the Collateral Agent has control (within the meaning of Section 9-314 of the relevant Uniform Commercial Code), provided that any such accounts maintained with the Administrative Agent are deemed to be controlled by the Collateral Agent.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $40,000,000.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and in the case of the Borrower, the making of the borrowings hereunder, (b) the Existing Debt Refinancing, (c) the payment of the Dividend and (d) the payment of related fees and expenses.

“Transaction Costs”  shall mean (and regardless of whether accrued and/or paid before, on or after the Closing Date), the sum, without duplication, of all fees, costs and expenses payable by Holdings and the Subsidiaries and associated with the consummation of the Transactions.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voluntary Prepayment” shall mean a prepayment of principal of Term Loans pursuant to Section 2.12 in any year to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans set forth in Section 2.11 in any subsequent year.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ or foreign nationals’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

SECTION 1.03.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.04.  Exchange Rates.  On each Calculation Date, the Administrative Agent shall (i) determine the relevant Exchange Rates as of such Calculation Date and (ii) give notice thereof to the Lenders and the Borrower.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 2.02(f), Section 2.05(c), Section 9.20 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and Alternative Currencies.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Borrower on the Closing Date, in an aggregate principal amount equal to its Term Loan Commitment, and (ii) to make Revolving Loans to the Borrower, at any time and from time to time after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.  Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $2,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)  Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 10 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)  Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan required to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)  If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement, the Dollar Equivalent thereof (if denominated in an Alternative Currency) and its Pro Rata Percentage thereof.  Each Revolving Credit Lender shall pay by wire transfer of immediately available dollars to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (or the Dollar Equivalent thereof if such L/C Disbursement was denominated in an Alternative Currency) (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03.  Borrowing Procedure.  In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing; provided that, in the case of a Eurodollar Borrowing for the initial Credit Event, the Borrower shall notify the Administrative Agent of such request by telephone not later than 12:00 (noon), New York City time, one Business Day before the proposed borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of a proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.  Evidence of Debt; Repayment of Loans.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)  Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns substantially in the form of Exhibit F-1 or F-2, as applicable. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.  Fees.  (a)  The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year, beginning with the last Business Day of June 2010, and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a facility fee (a “Facility Fee”) equal to 0.75% per annum on the daily amount (whether used or unused) of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date of this Agreement or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated). Notwithstanding the foregoing, if any Revolving Credit Exposure remains outstanding following any expiration or termination of the Revolving Credit Commitments as contemplated by the preceding sentence, the Facility Fees shall continue to accrue on such Revolving Credit Exposure for so long as such Revolving Credit Exposure remains outstanding and shall be payable on demand.  In addition, the Facility Fees otherwise payable to any Defaulting Lender in respect of the unused portion of such Defaulting Lender’s Revolving Credit Commitment shall not be payable for so long as, and with respect to the period during which, such Lender is a Defaulting Lender.  All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)  The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c)  The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, beginning with the last Business Day of June 2010, and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank on the last Business Day of March, June, September and December of each year, with respect to each Letter of Credit, a fronting fee equal to 0.25% per annum on the outstanding face amount of the Letter of Credit issued, together with the standard issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For purposes of determining the amount of the L/C Participation Fees with respect to any Alternative Currency Letter of Credit, the L/C Exposure shall be determined by the Administrative Agent using the Exchange Rates in effect at approximately 11:00 a.m., New York City time, on the date that is two Business Days before the payment of the L/C Participation Fee.

(d)  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the

Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b)  Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c)  Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.  Default Interest.  Any amount (whether of principal, interest, Fees or otherwise) not paid when due hereunder or any other Loan Document shall bear interest, to the extent permitted by law (after as well as before judgment), (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.

SECTION 2.08.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.  Termination and Reduction of Commitments.  (a)  The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments shall automatically terminate on the Revolving Credit Maturity Date.  The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on May 21, 2010 if the initial Credit Event shall not have occurred by such time.

(b)  Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.  The Administrative Agent shall promptly advise the Lenders of any notice given (and the contents thereof) pursuant to this Section 2.09.

(c)  Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10.  Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, on the day of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given (and the contents thereof) pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11.  Repayment of Term Borrowings.  (a)  The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(f)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
November 30, 2010	$6,250,000
May 31, 2011	6,250,000
November 30, 2011	12,500,000
May 31, 2012	12,500,000
November 30, 2012	12,500,000
May 31, 2013	12,500,000
November 30, 2013	12,500,000
May 31, 2014	12,500,000
November 30, 2014	12,500,000
May 31, 2015	12,500,000
November 30, 2015	12,500,000
Term Loan Maturity Date	125,000,000

(b)  In the event and on each occasion that the Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(c)  To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d)  All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12.  Optional Prepayment.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) on the day of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000.  The Administrative Agent shall promptly advise the Lenders of any notice given (and the contents thereof) pursuant to this Section 2.12.

(b)  Optional prepayments of Term Loans shall be applied to the installments of principal due in respect of the Term Loans under Section 2.11(a) as directed by the Borrower.

(c)  Each notice of prepayment shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable (unless such notice is conditioned upon a refinancing in full of the Credit Facilities), and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13.  Mandatory Prepayments.  (a)  In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or on any Reset Date, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or on such Reset Date, repay or prepay Revolving Credit Borrowings and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b)  Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(f).

(c)  If, at the time of any Equity Issuance, the Leverage Ratio (after giving effect to such Equity Issuance and the proposed use of the proceeds thereof) would be greater than 2.00 to 1.00, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day following) the receipt of Net Cash Proceeds in respect of such Equity Issuance, apply an amount equal to 100% of the Net Cash Proceeds therefrom (or such lesser percentage as shall be necessary to reduce the Leverage Ratio to 2.00 to 1.00, after giving effect to such Equity Issuance and the proposed use of the proceeds thereof) to prepay outstanding Term Loans in accordance with Section 2.13(f).

(d)  No later than the earlier of (i) 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending on December 31, 2011, and (ii) the third Business Day after the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to the excess (if any) of (x) 75% of Excess Cash Flow for the fiscal year then ended minus (y) Voluntary Prepayments made during such fiscal year; provided that such percentage shall be reduced to 50% if the Leverage Ratio as of the end of such fiscal year was equal to or less than 2.00 to 1.00.

(e)  In the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of the Borrower or any Subsidiary (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(f).

(f)  All amounts required to be paid pursuant to this Section 2.13 shall be applied to the installments of principal in respect of the Term Loans under Section 2.11(a) as directed by the Borrower.

(g)  The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid;  The Administrative Agent shall promptly advise the Lenders of any notice given (and the contents thereof) pursuant to this Section 2.13.  All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14.  Reserve Requirements; Change in Circumstances.  (a)     Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or would impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction in the amount received or receivable.

(b)  If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15.  Change in Legality.  (a)  Notwithstanding any other provision of this Agreement, if (x) any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, (y) any Change in Law shall make it unlawful for any Issuing Bank to issue Letters of Credit denominated in an Alternative Currency, or (z) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it impracticable for any Issuing Bank to issue Letters of Credit denominated in such Alternative Currency, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn;

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below; and

(iii) in the case of any such change affecting an Issuing Bank’s ability to issue Letters of Credit denominated in an Alternative Currency, such Issuing Bank may declare that Letters of Credit will not thereafter be issued in the affected Alternative Currency or Currencies, whereupon the affected Alternative Currency or Currencies shall be deemed (for the duration of such unlawfulness and with respect to such Issuing Bank only) not to constitute an Alternative Currency.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)  For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16.  Indemnity.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error.

SECTION 2.17.  Pro Rata Treatment.  Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Facility Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19.  Payments.  (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. All payments received by the Administrative Agent after 12:00 (noon) New York City time, shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.  Each payment to be made by the Borrower hereunder (other than in respect of L/C Disbursements denominated in an Alternative Currency and Issuing Bank Fees with respect to Letters of Credit denominated in an Alternative Currency, which shall be made in the applicable Alternative Currency) shall be made in dollars.

(b)  Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts)

hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower does not in fact make such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20.  Taxes.  (a)  Except where required by a Governmental Authority, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes.  If the Administrative Agent or any Loan Party determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Administrative Agent or Loan Party may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes or Other Taxes, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis for and the calculation of the amount of such payment or liability delivered to the Borrower (with a copy to the Administrative Agent) by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  Each Lender shall severally indemnify the Administrative Agent and any Loan Party, within 10 days after written demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are paid by the Administrative Agent or any Loan Party on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver where available to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)  Each Foreign Lender and Administrative Agent that is not a United States person as that term is defined in Section 7701(a)(30) of the Code, hereby agrees that it shall, no later than the Closing Date or, in the case of a Lender that becomes a party hereto after the Closing Date, no later than the date such Foreign Lender becomes a party hereto, or, in the case where a Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), no later than the date such Lender designates the New Lending Office, and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender and/or the Administrative Agent, as applicable, is legally able to do so, deliver to the Borrower and the Administrative Agent either (i) two accurate, complete and signed copies of either (x) United States Internal Revenue Service Form W-8ECI or successor form, or (y) United States Internal Revenue Service Form W-8BEN or successor form, in each case, indicating that such Foreign Lender or the Administrative Agent, as applicable, is on the date of delivery thereof entitled to receive payments of interest hereunder free from, or subject to a reduced rate of, withholding of United States Federal income Tax or (ii) in the case of such a Lender and/or the Administrative Agent, as applicable, that is entitled to claim exemption from withholding of United States Federal income Tax under Section 871(h) or Section 881(c) of the Code, (x) a Certificate Re: Non-Bank Status (in the form of Exhibit G) and (y) two accurate, complete and signed copies of United States or Internal Revenue Service Form W-8BEN or successor form, or (iii) in the case of such a Lender and/or the Administrative Agent, as applicable, that is not the beneficial owner of payments hereunder (including a partnership or a participating Lender) (x) two accurate, complete and signed copies of United States Internal Revenue Service Form W-8IMY or successor form on behalf of itself and (y) the relevant forms prescribed in clauses (i) and (ii) of this paragraph (f) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender.  In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender and shall deliver such forms within 20 days after receipt of a written request therefor from the Borrower or the Administrative Agent.

(g)  Each Lender and Administrative Agent that is a United States person as that term is defined in Section 7701(a)(30) of the Code hereby agrees that it shall, no later than the Closing Date or, in the case of a Lender that becomes a party hereto after the Closing Date, no later than the date such Lender becomes a party hereto, deliver to the Borrower and the Administrative Agent two accurate, complete and signed copies of United States Internal Revenue Service Form W-9 or successor form, certifying that such Lender or Administrative Agent, as the case may be, is on the date of delivery thereof entitled to an exemption from United States backup withholding Tax.  Unless the Administrative Agent has received such forms or other documents required by this Section 2.20(g), the Borrower or the Administrative Agent, as applicable, shall withhold amounts as required by applicable requirements of law from such payments at the applicable statutory rate.

SECTION 2.21.  Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a)  In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, (iv) any Lender becomes a Defaulting Lender or (v) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (v) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank), which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14, 2.16 and 9.05 (as to events arising prior to the date of assignment); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or the Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance (provided that any Assignment and Acceptance executed and delivered by the Administrative Agent pursuant to the power of attorney granted hereby shall be in the form of Exhibit B) necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).  The Administrative Agent shall promptly notify the applicable Lender in respect of any Assignment and Acceptance pursuant to this Section 2.21.

(b)  If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22.  Letters of Credit.  (a)  General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any wholly owned Subsidiaries (in which case the Borrower and such wholly owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect.  The L/C Commitment shall terminate on the date that is 30 days prior to the Revolving Credit Maturity Date.  This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of each Letter of Credit.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  In order to request the issuance of a Letter of Credit (or to amend, renew or extend an Existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be dollars or, subject to Section 2.15, an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $20,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)  Expiration Date.  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the

Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)  Participations.  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of an Existing Letter of Credit, on the Closing Date).  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f) in dollars, notwithstanding that such L/C Disbursement may be denominated in an Alternative Currency. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f)  Obligations Absolute.  The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.  If such amount is denominated in an Alternative Currency, then the interest rate applicable thereto shall be determined by such Issuing Bank to be the average rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in such Alternative Currency are obtainable by such Issuing Bank on such date in the relevant interbank market plus the Applicable Percentage for Eurodollar Loans at the time.

(i)  Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders.  Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)  Additional Issuing Banks.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01.  Organization; Powers.  Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02.  Authorization.  The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

SECTION 3.03.  Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04.  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as either have been made or obtained and are in full force and effect or the failure to make or obtain the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.  Financial Statements.  Holdings has heretofore furnished to the Administrative Agent its consolidated balance sheet and related statements of income, stockholder equity and cash flows for the fiscal year ended December 31, 2009, audited by and accompanied by the opinion of KPMG L.L.P., independent public accountants. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Holdings and its consolidated Subsidiaries required to be disclosed in accordance with GAAP as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis except as otherwise noted therein.

SECTION 3.06.  No Material Adverse Change.  No event, change or condition has occurred that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2009.

SECTION 3.07.  Title to Properties; Possession Under Leases; Intellectual Property.  (a)  Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or as specified in Schedule 3.07. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)  Each of Holdings, the Borrower and the Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(c)  As of the Closing Date, neither Holdings nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation. As of the Closing Date, none of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

(d)  Holdings and/or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, inventions, trademarks, service marks, trade names, domain names, copyrights, and registrations and applications for the foregoing, know-how, manufacturing processes, formulae, trade secrets, rights of publicity of natural persons and any other intangible property and assets which are material to the businesses of Holdings and its Subsidiaries (collectively, the “Intellectual Property Rights”).  Except as set forth on Schedule 3.07(d), Holdings does not have any knowledge of, and neither Holdings nor any of its Subsidiaries has given any notice of, any pending conflicts with or infringement of or other violation of any Intellectual Property Rights or Regulatory Approvals by any third party, and no action, suit, arbitration, or legal, administrative or other proceedings, or investigation is pending, or, to the knowledge of Holdings, threatened, which involves any Intellectual Property Rights and which could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.07(d), neither Holdings nor any of its Subsidiaries is subject to any judgment, order, writ, injunction or decree of any Governmental Authority or any arbitrator, or has entered into or is a party to any contract, which restricts or impairs the use of any such Intellectual Property Rights of Holdings’ or any of its Subsidiaries’ use of or right to use any of the Intellectual Property Rights and which could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Holdings, no Intellectual Property Rights licensed to or by or otherwise used by Holdings or any of its Subsidiaries, no services rendered or products manufactured by or sold by Holdings or any of its Subsidiaries, and no conduct of the business of Holdings or any of its Subsidiaries, infringes upon or otherwise violates any intellectual property rights of any third party in any manner which could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.07(d), neither Holdings nor any of its Subsidiaries has received notice of any pending conflict with or infringement upon such third-party intellectual property rights in any manner which could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Holdings, no claims have been asserted by any person with respect to the validity of or Holdings’ or any of its Subsidiaries’ ownership of or right to use, the Intellectual Property Rights and, to the knowledge of Holdings, there is no reasonable basis for any such claim to be successful in any manner which could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Holdings, the Intellectual Property Rights are valid and enforceable and no registration or application relating thereto that is material to the business of Holdings and its Subsidiaries has lapsed, expired or been abandoned or cancelled or is the subject of cancellation or other adversarial proceedings, and all applications therefor are pending and are in good standing except to the extent that such lapse, expiration, abandonment or cancellation was allowed to occur in the reasonable business judgment of Holdings.  Holdings and its Subsidiaries have complied with their respective contractual obligations relating to the Intellectual Property Rights used pursuant to licenses except for any such non-compliance as could not reasonably be expected to have a Material Adverse Effect.  Holdings and its Subsidiaries take reasonable security measures that are adequate to retain trade secret protection in the non-patented technology that is material to their business.

SECTION 3.08.  Subsidiaries.  Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule

3.08 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or expressly permitted by Section 6.02).

SECTION 3.09.  Litigation; Compliance with Laws.  (a)  Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any Subsidiary or any business or material property of any such person (i) that involve any Loan Document or the Transactions (x) on the Closing Date or (y) after Closing as to which there is a reasonable possibility of an adverse determination or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)  Except as set forth on Schedule 3.09(b), Holdings and each of its Subsidiaries is in compliance with all applicable laws, statutes, ordinances, rules and regulations and has filed all applications and has obtained all licenses, permits and approvals or other regulatory authorizations of the FDA, the HHS and any other Governmental Authorities with regulatory authority over the activities of Holdings and its Subsidiaries (including all FDA approvals necessary for manufacturing or marketing the products that Holdings and each of its Subsidiaries currently manufacture or market) (“Regulatory Approvals”), other than where the failure to so be in compliance, make such filings or obtain such authorizations could not reasonably be expected to have a Material Adverse Effect.

(c)  The FDA has not commenced, or, to Holdings’ knowledge, threatened to initiate, any action to withdraw its approval of any product of Holdings or its Subsidiaries or commenced or, to Holdings’ knowledge, threatened to initiate any action to withdraw its approval of any facility of Holdings or its Subsidiaries, in each case which could reasonably be expected to have a Material Adverse Effect.

(d)  Except as set forth on Schedule 3.09(d), neither Holdings nor its Subsidiaries have received any notice or correspondence from the FDA, the HHS or any other Governmental Authority requiring the termination or suspension of any human clinical trials conducted by, or on behalf of, Holdings or its Subsidiaries or in which Holdings or its Subsidiaries have participated, or any modification of any clinical trials conducted by, or on behalf of, Holdings or its Subsidiaries or in which Holdings or its Subsidiaries have participated, in each case which could reasonably be expected to have a Material Adverse Effect.

(e)  All inventory in possession or control of Holdings or any of its Subsidiaries (i) is not adulterated or misbranded (within the meaning of the Food and Drug Act or the rules and regulations of the FDA promulgated thereunder); and (ii) is manufactured, labeled and packaged in accordance in all material respects with cGMPs and with all other applicable laws.

(f)  Since the date of this Agreement, there has been no change in the status of the matters disclosed on any of Schedules 3.09(a), (b) or (d) that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(g)  None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(h)  Certificates of occupancy are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy as of the Closing Date have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

SECTION 3.10.  Agreements.  (a)  None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)  None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Federal Reserve Regulations.  (a)  None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of buying or carrying Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.  Investment Company Act.  None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13.  Use of Proceeds.  The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14.  Tax Returns.  Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all United States Federal and material state, local and non-United States Tax returns or materials required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it and all assessments received by it, except (a) as set forth on Schedule 3.14 and (b) Taxes that may be paid without penalty or that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15.  No Material Misstatements.  None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule (other than general market data not prepared by or specific to Holdings and its Subsidiaries), taken as a whole, furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16.  Employee Benefit Plans.  (a)  Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

(b)  Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17.  Environmental Matters.  (a)  Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

(b)  Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.18.  Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums that were due and payable have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in the good faith judgment of the Borrower and the Subsidiaries in accordance with normal industry practice.

SECTION 3.19.  Security Documents.  (a)  The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) (or, in the case of Collateral delivered after the date hereof in accordance with the provisions of Section 5.12, in the appropriate filing offices), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement, or fixtures, as defined in the UCC), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 or the Guarantee and Collateral Agreement.

(b)  Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements or such other filings in appropriate form filed in the offices specified on Schedule 3.19(a) (or, in the case of Collateral delivered after the date hereof in accordance with the provisions of Section 5.12, in the appropriate filing offices), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person, (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c)  The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the casualty insurance proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c) and all related recording fees paid (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Section 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto), the Mortgages shall constitute a fully perfected Lien on all right, title and interest of the Loan Parties in such Mortgaged Property and the casualty insurance proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02 or by such Mortgage.

SECTION 3.20.  Location of Real Property and Leased Premises.  (a)  Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b)  Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

SECTION 3.21.  Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries complied in all material respects with the Fair Labor Standards Act and any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary except where the failure to do so could not reasonably be expected to result in a material liability to Holdings, the Borrower or any Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.22.  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of Holdings and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Holdings and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01.  All Credit Events.  On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)  The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.22(b).

(b)  The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)  At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02.  First Credit Event.  On the Closing Date:

(a)  The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit E-1, and (ii) Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., special Louisiana counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit E-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(b)  The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a solvency opinion in form and substance and from an independent investment bank or valuation firm satisfactory to the Administrative Agent, to the effect that each of Holdings and the Borrower, in each case on a consolidated basis, after giving effect to the Transactions is solvent.

(c)  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(d)  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or a Financial Officer of Holdings, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(e)  The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)  Except as provided in Section 5.12(b), the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g)  The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that any Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h)  (i)  Except as provided in Section 5.12(b), the Mortgages, in form and substance reasonably satisfactory to the Collateral Agent relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02 or the applicable Mortgage, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) (or a lender’s title insurance policy (or marked title commitment subject to no further conditions to issuance of a title insurance policy), in form and substance acceptable to the Collateral Agent, insuring such Mortgage as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02 or the applicable Mortgage) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company (or marked title commitment subject to no further conditions to issuance of a title insurance policy), insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02 or the applicable Mortgage, together with such surveys, abstracts and legal opinions as may be reasonably requested by the Collateral Agent.

(i)  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement under the Property Insurance Policy and to name the Collateral Agent as additional insured under the General Liability Policy as per the Standard Additional Insured Mortgagee, Assignee or Receiver endorsement, in form and substance reasonably satisfactory to the Administrative Agent (it being acknowledged that insurance substantially similar to the current coverage of Holdings and its Subsidiaries, is satisfactory).

(j)  The Existing Debt Refinancing shall have occurred and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement, (ii) the Preferred Stock and (iii) Indebtedness set forth on Schedule 6.01.

(k)  There shall be no litigation, governmental, administrative or judicial action that restrains or prevents the Transactions or the other transactions contemplated hereby.

(l)  The Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full and all Letters of Credit have been canceled or have expired (or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made with respect thereto) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01.  Existence; Compliance with Laws; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)  Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, however, that neither the Borrower nor the Subsidiaries shall be required to preserve any such rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names if the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries or the loss thereof could not reasonably be expected to result in a Material Adverse Effect; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear, obsolescence and casualty excepted.

SECTION 5.02.  Insurance.  (a)  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is prudent in the good faith judgment of the Borrower, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required to comply with applicable law.

(b)  Cause all such policies covering any Collateral to be endorsed or otherwise amended to include Standard Loss Payee/Lender’s Loss Payee Endorsement substantially in the form provided on the Closing Date under the Property Insurance Policy (or on another form satisfactory to the Administrative Agent and the Collateral Agent) and insure such property on a replacement cost basis.

(c)  If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

(d)  Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

SECTION 5.03.  Obligations and Taxes..  Pay its Indebtedness and other obligations promptly and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof, except where the failure to pay or perform such items could not reasonably be expected to have a Material Adverse Effect; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

SECTION 5.04.  Financial Statements, Reports, etc.  In the case of Holdings, furnish to the Administrative Agent who will distribute to each Lender:

(a) within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2010, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG L.L.P. or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” explanatory note or any similar qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (except as otherwise expressly noted therein) consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2010, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (except as otherwise expressly noted therein) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm opining on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred with respect to Section 6.10 or 6.11 or, if such an Event of Default or Default has occurred, specifying the extent thereof and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 and setting forth the calculation of Excess Cash Flow;

(d) concurrently with any delivery of financial statements under paragraph (a) or (b) above in respect of any period ending after the Closing Date, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) in the case of a certificate delivered with the financial statements required by paragraph (b) above, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 and describing any use during the preceding fiscal quarter of the Borrower’s Portion of Excess Cash Flow;

(e) not later than 45 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year, including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the significant assumptions used for purposes of preparing such budget (it being understood that projections are subject to inherent uncertainties) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or (after a Qualified Public Offering) distributed to its shareholders, as the case may be (following a Qualified Public Offering, filing such reports, statements or other materials with the Securities Exchange Commission, together with electronically sending a link to such filings to the Administrative Agent at the time of filing thereof, shall satisfy the requirements of this paragraph (f));

(g) promptly after the receipt thereof by Holdings or any of its Subsidiaries, a copy of any “management letter” (whether in final or draft form) received by any such person from its certified public accountants and the management’s response thereto;

(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05.  Litigation and Other Notices.  Furnish to the Administrative Agent promptly after it is known to a Responsible Officer written notice, of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $2,500,000;

(d) Promptly after Holdings or any Subsidiary has knowledge of any material violation, claim, complaint, charge or receipt of any material violation, claim, complaint or charge of or under the Food and Drug Act or any material applicable statutes, rules, regulations, guidelines, policies, orders or directives administered or issued by the FDA, including receipt by Holdings or any of its Subsidiaries of any Product Recall Notice, other FDA notice satisfying the foregoing materiality standard or amendment to such a previous Product Recall Notice or FDA notice that is required to be disclosed under this Section 5.05(d), a statement of a Responsible Officer setting forth the material details of such occurrence and the actions, if any, which Holdings or such Subsidiary proposes to take with respect thereto and in the case of a written document evidencing such event, together with a true, correct and complete copy of such Product Recall Notice, FDA Notice or amendment or other notice, as the case may be (other than to the extent that provision of such documents or information to the Administrative Agent and the Lenders would invalidate any privileged status granted by such Governmental Authority with respect to such documents or information, in which case, Holdings or such Subsidiary shall furnish a summary of the documents or information so provided that does not invalidate such privilege);

(e) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f) any change in the Borrower’s corporate rating or corporate family rating by S&P or Moody’s, respectively, or any change in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.

SECTION 5.06.  Information Regarding Collateral.  (a)  Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the same extent as before any such change. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)  In the case of Holdings, at the time of delivery of the financial statements required by Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07.  Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.  (a)  Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person from time to time upon prior reasonable notice and at such times during normal business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and (provided that a representative of Holdings is given the opportunity to be present) independent accountants therefor, all at the cost of the Borrower; provided that except during the existence of an Event of Default, the Borrower shall not be responsible for the costs of more than one visit per fiscal year.

(b)  In the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, and to cause the Credit Facilities to be continuously publicly rated by S&P and Moody’s.

SECTION 5.08.  Use of Proceeds.  Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09.  Employee Benefits.  (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings or the Borrower knows that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings, the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.

SECTION 5.10.  Compliance with Environmental Laws.  Comply, and cause all lessees and other persons occupying its properties to comply, in all material respects, with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance in all material respects with Environmental Laws; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11.  Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 30 days without Holdings, the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12.  Further Assurances.  (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created hereunder and by the Security Documents.  Holdings will cause any subsequently acquired or organized Domestic Subsidiary (other than any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary) to become a Loan Party by executing or joining the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, Holdings will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of Holdings and its Domestic Subsidiaries (including real and other properties acquired subsequent to the Closing Date)) except for (i) Equity Interests of any Foreign Subsidiary, other than 100% of the non-voting Equity Interests (if any) and 65% of the voting Equity Interests, in each case of a Foreign Subsidiary the Equity Interests of which are owned directly by Holdings or a Domestic Subsidiary, (ii) vehicles, leaseholds and owned real property with a value of less than $1,000,000, (iii) assets as to which the Administrative Agent has reasonably determined that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (iv) assets with respect to which the granting or perfecting of such security interest would violate any applicable law or the enforceable anti-assignment provisions of, or result in termination of, default under or other adverse consequences with respect to, any contract, and (v) assets subject to Liens permitted by Section 6.02(c), (f), (g), (i) or (l), to the extent and for so long as the terms of the Indebtedness or obligations secured by such Liens do not allow the Obligations to be secured by such assets. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and Holdings shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. Holdings and the Borrower agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent and the Lenders of the acquisition by it or any of the Subsidiaries of any owned real property having a value in excess of $1,000,000.

(b) As soon as practicable but in any event within 60 days after the Closing Date (or such later date that the Administrative Agent in its sole discretion may permit), the Borrower shall take or cause its Subsidiaries to take the actions set forth on Schedule 5.12.

SECTION 5.13.  Interest Rate Protection.  No later than the 120th day after the Closing Date, the Borrower shall enter into, and for a minimum of two years thereafter maintain, Hedging Agreements reasonably acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the outstanding Term Loans being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

ARTICLE VI

Negative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim has been made) have been paid in full and all Letters of Credit have been cancelled or have expired (or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank have been made with respect thereto) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01.  Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth on Schedule 6.01(a) and any refinancings, refunding, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by any interest capitalized in connection therewith and an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (ii) such refinancing Indebtedness has a later or equal final maturity and a longer or equal average life than the Indebtedness being renewed or refinanced and (iii) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders or the relevant Subsidiary than those contained in the Indebtedness being renewed or refinanced;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Shareholder Subordinated Notes in an aggregate principal amount up to $150,000,000; provided that no Default or Event of Default exists and is continuing at the time of the incurrence of such Indebtedness or would be caused thereby on a pro forma basis;

(d) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c);

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction, improvement, replacement or repair of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase (other than such extensions, renewals or replacements) the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or replacement or the completion of such construction, improvement or repair and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(e), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(f) shall not exceed $5,000,000 at any time outstanding;

(f) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(e), not in excess of $5,000,000 at any time outstanding;

(g) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(h) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(i) Guarantees of Holdings, the Borrower and the Subsidiaries in respect of Indebtedness otherwise permitted hereunder (other than Indebtedness incurred pursuant to paragraph (l) below);

(j) Indebtedness consisting of promissory notes issued by Holdings and its Subsidiaries to current or former officers, directors, employees and consultants (or their family members or estates or trusts or other entities for the benefit of any of the foregoing persons) of Holdings or its Subsidiaries to purchase or redeem capital stock or options of Holdings or otherwise in connection with stock appreciation rights or similar equity incentives or equity based incentives; provided that (i) such Indebtedness matures at least one year after the Term Loan Maturity Date and requires no payment of principal prior to its maturity, (ii) such Indebtedness is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (iii) the aggregate principal amount of all such Indebtedness shall not exceed $3,000,000 at any time outstanding;

(k) the accrual of interest, the accretion or amortization of original issue discount, or the payment of interest on any Indebtedness of Holdings, the Borrower and the Subsidiaries in the form of additional Indebtedness with the same terms;

(l) Indebtedness of any person existing at the time such person is acquired by Holdings, the Borrower or a Subsidiary in connection with any Permitted Acquisition and not incurred in anticipation or contemplation thereof in an aggregate principal amount at any time outstanding not in excess of $10,000,000 and any refinancings, refunding, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by any interest capitalized in connection therewith and an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (ii) such refinancing Indebtedness has a later or equal final maturity and a longer or equal average life than the Indebtedness being renewed or refinanced and (iii) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders or the relevant Subsidiary than those contained in the Indebtedness being renewed or refinanced;

(m)  Permitted Subordinated Debt in an aggregate principal amount not exceeding $30,000,000 (plus any interest thereon that is accrued or paid-in-kind) at any time outstanding;

(n) Capital Lease Obligations, Synthetic Lease Obligations and other Indebtedness incurred in connection with, or to finance, the acquisition, lease or improvement of a new headquarters for Holdings and the Subsidiaries, and extensions, renewals and replacements of any such Indebtedness, that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness (other than such extensions, renewals and replacements) is incurred prior to or within 180 days after such acquisition, lease or improvement and (ii) the aggregate principal amount of all such Indebtedness shall not exceed $20,000,000 at any time outstanding;

(o) Indebtedness of Holdings, the Borrower or the Subsidiaries in respect of overdrafts and related liabilities and/or arising from cash management services (including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer, netting, ACH services and other cash management arrangements), in each case owed to a counterparty that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender; and

(p) other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

SECTION 6.02.  Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such

Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be, and any replacements, renewals and extensions thereof (provided that the property covered thereby is not increased and any replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.01);

(d) Liens for Taxes not yet due or which are being contested in compliance with Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations or in connection with performance bonds, surety bonds or statutory obligations, or with respect to workers’ compensation claims;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), liability to insurance carriers, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(i) purchase money Liens in real property, improvements thereto, equipment or other fixed or capital assets hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.01, (ii) such Liens are incurred, and the Indebtedness (other than permitted replacements, renewals or extensions thereof) secured thereby is created, within 180 days after such acquisition (or construction or improvement), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such Liens do not apply to any other property or assets of the Borrower or any Subsidiary;

(j) Liens arising out of judgments or awards in respect of which Holdings or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $5,000,000 at any time outstanding;

(k) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(h) or (l);

(l) Liens in connection with Indebtedness permitted by Section 6.01(e), (f) or (n) as long as such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(m) (i) any interest or title of a lessor, sublicensor, or licensor under any lease or license entered into in the ordinary course of business and covering only the assets so leased or licensed, and (ii) licenses, sublicenses, leases or subleases granted to third persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or the Subsidiaries;

(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other financial institutions in the ordinary course of business;

(o) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(p) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, (ii) contractual Liens of suppliers (including sellers of goods) to the extent limited to property or assets relating to such contract, (iii) contractual or statutory Liens of governmental or other customers to the extent limited to the property or assets relating to such contract, and (iv) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute;

(q) customary restrictions imposed on the transfer of licensed copyrighted or patented materials or other licensed intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder;

(r) Liens granted to sellers or licensors of assets or rights to the Borrower or any Subsidiary where the Borrower or such Subsidiary has not paid the purchase price or license amounts in full, or where the Borrower or such Subsidiary may owe the seller or licensor future payments for the asset or rights; provided that (i) such Liens are restricted to the assets being sold or rights being licensed, and (ii) such Liens will be terminated when the purchase price or license amounts are paid in full by the Borrower or such Subsidiary; and

(s) other Liens securing obligations, and on property with a fair market value, in an aggregate amount that does not exceed $5,000,000 at any time outstanding.

SECTION 6.03.  Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04.  Investments, Loans and Advances.  Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a) (i) investments by Holdings, the Borrower and the Subsidiaries existing on the Closing Date in the Equity Interests of the Borrower and the Subsidiaries and (ii) additional investments by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries made after the Closing Date; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of investments made after the Closing Date by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment, loan or advance) minus the amount of cash and cash equivalents returned or repaid with respect to such investments, loans and advances) shall not exceed $5,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by Holdings or the Borrower to any Subsidiary and made by any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided that (i) if such loans and advances made by a Loan Party are evidenced by a promissory note, it shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Holdings and the Subsidiaries may make loans and advances to employees, officers and directors of Holdings or any Subsidiary (i) in the ordinary course of business, (ii) to facilitate their purchase of stock or options of Holdings or to pay tax liabilities in connection with the exercise or sale of stock or options of Holdings or (iii) in connection with home relocation, so long as the aggregate principal amount of all such loans and advances at any time outstanding (determined without regard to adjustments for increases or decreases in value or write-ups, write-downs or write-offs of such loans and advances) shall not exceed $3,000,000;

(f) the Borrower may enter into Hedging Agreements that (i) are required by Section 5.13 or (ii) are not speculative in nature;

(g) the Borrower or any Subsidiary may acquire (whether by purchase, merger or otherwise) all or substantially all the assets of a person or line of business, unit or division of such person, or not less than 100% of the Equity Interests (other than directors’ or foreign national qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings or any Subsidiary; (ii) the Acquired Entity shall be in a line of business permitted under Section 6.08 with respect to the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (B) the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring during or after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring during or after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 6.11, that the maximum Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time), (C) after giving effect to such acquisition, the Borrower and the Subsidiaries must have at least $10,000,000 in unrestricted cash or Permitted Investments and/or unused and available Revolving Credit Commitments and (D) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to the Administrative Agent (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);

(h) investments in licensing and rights made with New Drug Licensing Costs in accordance with Section 6.13;

(i) investments constituting Capital Expenditures permitted to be made pursuant to Section 6.12;

(j) investments constituting Capitalized Drug Licensing Costs; provided that, (i) at the time of such investment (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (B) the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such investment and to any other event occurring during or after such period as to which pro forma recalculation is appropriate (including any transaction described in Section 6.04(g) occurring during or after such period) as if such transaction had occurred as of the first day of such period (assuming, for purposes of pro forma compliance with Section 6.11, that the maximum Leverage Ratio permitted at the time by such Section was in fact 0.25 to 1.00 less than the ratio actually provided for in such Section at such time), and (C) after giving effect to such investment, the Borrower and the Subsidiaries must have at least $10,000,000 in unrestricted cash or Permitted Investments and/or unused and available Revolving Credit Commitments;

(k) investments by the Borrower and the Subsidiaries consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and other extensions of credit arising in the ordinary course of business and consistent with past practices (including endorsements of negotiable instruments);

(l) Guarantees by the Borrower and the Subsidiaries permitted by Section 6.01; provided that any Guarantee by a Loan Party of the obligations of a person that is not a Loan Party shall be subject to, and included as an investment in the basket provided for in, paragraph (a) above;

(m) investments by Holdings, the Borrower and the Subsidiaries in the form of promissory notes or equity or debt securities acquired in connection with dispositions permitted pursuant to Section 6.05;

(n) investments in joint ventures or Subsidiaries that are not wholly owned Subsidiaries provided that the aggregate amount of all such investments (without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment, loan or advance) minus the amount of cash and cash equivalents returned or repaid with respect to such investments shall not exceed $15,000,000 at any time outstanding; and

(o) in addition to investments permitted by paragraphs (a) through (n) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (o) (without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment, loan or advance) minus the amount of cash and cash equivalents returned or repaid with respect to such investments, loans and advances does not exceed $10,000,000 in the aggregate.

SECTION 6.05.  Mergers, Consolidations, Sales of Assets and Acquisitions.  (a)  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets or a line of business of any other person, except that (i) for the avoidance of doubt, the Borrower and any Subsidiary may purchase inventory, equipment and other assets in the ordinary course of business, (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any wholly owned Subsidiary may liquidate or dissolve or merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than Holdings, the Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or a Subsidiary Guarantor, (iii) the Borrower and the Subsidiaries may make Permitted Acquisitions, (iv) the Borrower and the Subsidiaries may incur New Drug Licensing Costs and Capitalized Drug Licensing

Costs, and (v) for the avoidance of doubt, the Borrower and the Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute an Asset Sale.

(b)  Engage in any Asset Sale unless (i) such Asset Sale is for consideration at least 75% of which is cash or Permitted Investments, (ii) such consideration is at least equal to the fair market value (determined in good faith by the board of directors (or a committee thereof) or the chief financial officer of the Borrower) of the assets being sold, transferred, leased or disposed of and (iii) the fair market value (determined in good faith by the board of directors (or a committee thereof) or the chief financial officer of the Borrower) of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed $50,000,000 in the aggregate.

SECTION 6.06.  Restricted Payments; Restrictive Agreements.  (a)  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary of the Borrower may declare and pay dividends or make other distributions to its equity holders (so long as, to the extent such Subsidiary is not a wholly owned Subsidiary, such dividends or distributions are made on a pro rata basis), (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower or any Subsidiary may, or the Borrower or any Subsidiary may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries or any estate, family member of, or trust or other entity for the benefit of, any of the foregoing persons upon termination of employment, in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans, in connection with the exercise of rights by Holdings or any Subsidiary under any agreement with any such current or former directors, officers, employees or consultants or in connection with the death or disability of such current or former directors, officers, employees or consultants in an aggregate amount not to exceed $3,000,000 in any fiscal year (plus the amount not utilized in the immediately preceding year) (or paid for with promissory notes permitted pursuant to Section 6.01(j)), (iii) Holdings, the Borrower and each Subsidiary may declare and pay dividends payable solely in shares of common stock or other Qualified Capital Stock of Holdings, the Borrower or such Subsidiary, (iv) Holdings may purchase, repurchase, defease, acquire or retire for value the capital stock of Holdings or options, warrants or other rights to acquire such capital stock solely in exchange for, or out of the proceeds of the sale of (so long as such purchase, repurchase, redemption, defeasance, acquisition or retirement is consummated within sixty (60) days of such sale) Qualified Capital Stock of Holdings or options, warrants or other rights to acquire such Qualified Capital Stock, (v) repurchases of capital stock of Holdings deemed to occur upon the exercise of options or warrants solely to the extent that shares of such capital stock represent a portion of the exercise price of such options or warrants, (vi) the making of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of Holdings, (vii) the Borrower or any Subsidiary may make Restricted

Payments to Holdings (w) in an amount to be substantially concurrently invested in any Subsidiary consistent with Section 6.04, (x) to the extent necessary to pay general corporate and overhead expenses incurred by Holdings consistent with Section 6.08, (y) in an amount necessary to pay the Tax liabilities of Holdings directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries and (z) in an amount necessary to make scheduled payments of interest under any Shareholder Subordinated Notes or any Permitted Subordinated Debt issued by Holdings; provided, however, that (A) the amount of such dividends made pursuant to subclause (y) above shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, State and local Taxes were the Borrower and the Subsidiaries to pay such Taxes as stand-alone taxpayers, (B) the amount of such dividends made pursuant to subclause (z) above with respect to any Shareholder Subordinated Notes shall not exceed, in any fiscal year, the Borrower’s Portion of Excess Cash Flow from the preceding fiscal year (or, if such payment is being made in 2012, from the two preceding fiscal years) and (C) all Restricted Payments made to Holdings pursuant to this clause (vii) are used by Holdings for the purposes specified herein within 20 days of the receipt thereof, (viii) the Dividend, and (ix) so long as (A) no Default or Event of Default shall have occurred and be continuing or result therefrom and (B) after giving pro forma effect thereto the Leverage Ratio is less than 2.50 to 1.00, then the Borrower or any Subsidiary may make Restricted Payments to Holdings (or, in the case of Permitted Subordinated Debt, may prepay, purchase, redeem or otherwise acquire) and Holdings may use such amounts (x) to pay or prepay Shareholder Subordinated Notes or Permitted Subordinated Debt or (y) after the occurrence of a Qualified Public Offering, to repurchase its Equity Interests or make other Restricted Payments up to an amount, in any fiscal year, equal to the Borrower’s Portion of Excess Cash Flow from the preceding fiscal year (or, if such payment is being made in 2012, from the two preceding fiscal years).

(b)  Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (F) clause (i) shall not apply to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement pending the consummation of such sale, and (G) the foregoing shall not apply to any agreement in effect at the time a person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrower, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party, other than the Subsidiary, or the property or assets of the Subsidiary, so acquired.

SECTION 6.07.  Transactions with Affiliates.  Except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) Holdings, the Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions taken as a whole not less favorable to Holdings, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Holdings and the Subsidiaries may perform their respective obligations under documents existing prior to the Closing Date and specified on Schedule 6.07, (c) Holdings, the Borrower or any Subsidiary may declare or make Restricted Payments permitted by Section 6.06(a), (d) Loan Parties may make Investments in Foreign Subsidiaries permitted by Section 6.04, (e) Holdings, the Borrower and the Subsidiaries may adopt, enter into, maintain and perform their obligations under employment, compensation or indemnification plans and arrangements for current or former directors, officers, employees and consultants of Holdings, the Borrower and any Subsidiary entered into in the ordinary course of business, (f) Holdings, the Borrower and the Subsidiaries may make loans or advances to directors, officers, employees and consultants of Holdings, the Borrower and any Subsidiary otherwise permitted by Section 6.04(e), (g) Holdings may grant stock options or similar rights to directors, officers, employees and consultants of Holdings, the Borrower and any Subsidiary and (h) Holdings may issue and sell Equity Interests or Shareholder Subordinated Notes to Affiliates.

SECTION 6.08.  Business of Holdings, Borrower and Subsidiaries.  (a)  With respect to Holdings, engage in any business activities or have any material assets or material liabilities other than its ownership of the Equity Interests of (and/or intercompany advances to or from) the Borrower and the Subsidiaries and activities, assets and liabilities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement, agreements, plans or other arrangements relating to its current or former directors, officers, employees and consultants, the issuance of Shareholder Subordinated Notes and stockholder and other agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings.

(b)  With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably similar, ancillary or related thereto or reasonable extensions of any of the foregoing.

SECTION 6.09.  Other Indebtedness and Agreements.  (a)  Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any subordinated Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor thereunder or confer additional material rights on the holder of any such subordinated Indebtedness in a manner adverse to Holdings, the Borrower, any of the Subsidiaries or the Lenders.

(b)  Other than (i) regular scheduled payments of principal and interest as and when due, (ii) payments of Shareholder Subordinated Notes or Permitted Subordinated Debt permitted by Section 6.06(a)(vii)(z) or (ix), or (iii) other payments with respect to Permitted Subordinated Debt (other than payments with respect to the principal thereof) (in each case, to the extent not prohibited by applicable subordination provisions), make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any subordinated Indebtedness.

SECTION 6.10.  Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending June 30, 2010, to be less than 2.00 to 1.00.

SECTION 6.11.  Maximum Leverage Ratio.  Permit the Leverage Ratio as at the last day of any fiscal quarter ending during any period set forth below to be greater than the applicable ratio set forth below:

Period	Ratio
Closing Date through September 30, 2010	3.45 to 1.00
October 1, 2010 through December 31, 2010	3.40 to 1.00
January 1, 2011 through March 31, 2011	3.20 to 1.00
April 1, 2011 through June 30, 2011	2.95 to 1.00
July 1, 2011 through September 30, 2011	2.70 to 1.00
October 1, 2011 through December 31, 2011	2.65 to 1.00
January 1, 2012 through December 31, 2012	2.10 to 1.00
Thereafter	2.00 to 1.00

SECTION 6.12.  Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made by Holdings and the Subsidiaries in any fiscal year to exceed the aggregate amount for such year set forth below.

Year	Amount
2010	$30,000,000
2011	$32,000,000
2012	$25,000,000
2013	$25,000,000
2014	$25,000,000
2015	$25,000,000
2016	$25,000,000

The amount of permitted Capital Expenditures in respect of any fiscal year, commencing with the fiscal year ending on December 31, 2011, shall be increased (but not decreased) by 100% of the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less an amount equal to the unused Capital Expenditures carried forward to such preceding fiscal year.

SECTION 6.13.  New Drug Licensing Costs.  Permit the aggregate amount of New Drug Licensing Costs incurred by Holdings and the Subsidiaries in any fiscal year to exceed the aggregate amount for such year set forth below.

Year	Amount
2010	$27,500,000
2011	$30,000,000
2012	$30,000,000
2013	$37,500,000
2014	$37,500,000
2015	$37,500,000
2016	$37,500,000

SECTION 6.14.  Certain Equity Interests.  Issue any Disqualified Capital Stock.

SECTION 6.15.  Fiscal Year.  With respect to Holdings, change its fiscal year end to a date other than December 31.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or the reimbursement with respect to any L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to Holdings or the Borrower;

(f) (i)  Holdings, the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after any applicable grace periods provided therein), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $5,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of Holdings, the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority relates to Collateral with an aggregate fair market value of less than $5,000,000 or results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement; or

(m) the Indebtedness under any subordinated Indebtedness of Holdings or its Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Holdings and the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-

agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank, in which case such resigning Agent (a) shall not be required to issue any further Letters of Credit and (b) shall maintain all of its rights as Issuing Bank, as the case may be, with respect to any Letters of Credit issued by it prior to the date of such resignation.

Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders or other persons identified on the facing page of this Agreement as a “bookrunner”, “lead arranger”, or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders.  Without limiting the foregoing, none of the Lenders or other persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices; Electronic Communications.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower or Holdings, to it at 6 Route 173, Clinton, NJ 08809, Attention of Chief Financial Officer (Fax No. (908) 238-6699); and with a copy, in the case of any notice of Default, to Fried Frank Harris Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, Attention of Craig F. Miller (Fax No. (212) 859-4000);

(b) if to the Administrative Agent, to Credit Suisse AG, Eleven Madison Avenue, New York, NY 10010, Attention of Sean Portrait Loan Operations Agency Group (Fax No. (212) 322-2291), E-mail: agency.loanops@credit-suisse.com; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if such day is a Business Day, otherwise on the first Business Day after receipt) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.  As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Holdings and the Borrower hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.22, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of it hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings and its Subsidiaries or their securities) (each, a “Public Lender”). Holdings and the Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings and its Subsidiaries or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to, and receive, Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-

public information with respect to Holdings and its Subsidiaries or their securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Loan Parties, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document (other than contingent indemnification obligations for which no claim has been made) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans and L/C Disbursements, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower, Holdings  and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.  Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)  Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent and (except as provided below) the Borrower (in each case, not to be unreasonably withheld or delayed); provided, however, that (i)  if the Borrower has not responded within five Business Days to any request for an assignment, the Borrower shall be deemed to have consented to such assignment, (ii) the consent of the Borrower shall not be required to any assignment made to another Lender, an Affiliate of a Lender or a Related Fund of a Lender or after the occurrence and during the continuance of any Event of Default, (iii) in the case of an assignment of a Revolving Credit Commitment, the Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (iv) unless otherwise agreed to by the Administrative Agent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent on an aggregate basis in the event of concurrent assignments to Related Funds) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), (v) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and to the Administrative Agent and the Borrower, all applicable tax forms including any forms required by Section 2.20.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this

Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower and the Issuing Bank to such assignment and any applicable tax forms including any forms required by Section 2.20, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)  Each Lender may without the consent of the Borrower, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Subsidiary Guarantor (other than in connection with Asset Sales permitted under Section 6.05 or as otherwise specified in this Agreement or any Security Document) or all or substantially all of the Collateral).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)  Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)  Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)  Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k)  In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s or Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the Issuing Bank shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05.  Expenses; Indemnity.  (a)  The Borrower and Holdings agree, jointly and severally, to pay all out-of-pocket expenses reasonably incurred by the Administrative Agent, the Collateral Agent and the Issuing Bank in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender; provided that such fees, charges and disbursements shall be limited to one external counsel (and appropriate specialty and local counsel) for all such persons except that separate counsel may be retained to the extent there are actual or potential conflicting interests between or among such persons arising out of the matters within the scope of this Section 9.05(a).

(b)  The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Lead Arranger, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements; provided that such fees, charges and disbursements shall be limited to one external counsel (and appropriate specialty and local counsel) for all such persons except that separate counsel may be retained to the extent there are actual or potential conflicting interests between or among such persons arising out of the matters within the scope of this Section 9.05(b), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether any claim or proceeding is brought by a third party or by Holdings, the Borrower or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available  to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c)  To the extent that Holdings and the Borrower fail to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Lead Arranger or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Lead Arranger, the Collateral Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Lead Arranger, the Collateral Agent or the Issuing Bank in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d)  To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans and L/C Disbursements, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof nor any other Loan Document or any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release any Subsidiary Guarantor (other than in connection with Asset Sales permitted under Section 6.05 or as otherwise specified in this Agreement or any Security Document) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of  Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or the Issuing Bank.  Notwithstanding the foregoing, with the consent of Holdings, the Borrower and the Required Lenders, this Agreement (including Section 2.17) may be amended (x) to allow the Borrower to prepay Loans of a Class on a non-pro rata basis in connection with offers made to all the Lenders of such Class pursuant to procedures approved by the Administrative Agent and (y) to allow the Borrowers to make loan modification offers to all the Lenders of one or more classes of Loans that, if accepted, would (A) allow the maturity and/or scheduled amortization of the Loans of the accepting Lenders to be extended, (B) increase the Applicable Percentages and/or Fees payable with respect to the Loans and Commitments of the accepting Lenders and/or (C) treat the modified Loans and Commitments of the accepting Lenders as a new Class of Loans and Commitments for all purposes under this Agreement.

(c)  The Administrative Agent and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day Period.

SECTION 9.09.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law

(collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.  Entire Agreement.  This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.  Jurisdiction; Consent to Service of Process.  (a)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(b)  Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.  Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees until the first anniversary of the termination of this Agreement to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed only (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights or obligations hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  For the purposes of this Section, “Information” shall mean all information received from or on behalf of the Borrower, Holdings or any Subsidiary and related to the Borrower, Holdings or any Subsidiary or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by or on behalf of the Borrower, Holdings or any Subsidiary; provided that, in the case of Information received from or on behalf of the Borrower, Holdings or any Subsidiary after the date hereof, such information is identified at the time of delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17.  Release of Liens and Guarantees of Subsidiaries.  If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower, Holdings or any other Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder), then the Collateral Agent, at the request and sole expense of the Borrower or such other Loan Party, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable for the release of the Liens created by any of the Security Documents on such Collateral.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction not constituting an Asset Sale, the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person).  At the request and sole expense of the Borrower, a Subsidiary that is a Loan Party shall be released from all its obligations under this Agreement and under all other Loan Documents in the event that all the Equity Interests of such Subsidiary shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement (including by way of merger or consolidation), and the Administrative Agent and the Collateral Agent, at the request and sole expense of the Borrower, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence or confirm the foregoing.

SECTION 9.18.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.19.  Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.20.  Judgment Currency.  (a)  The obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents to make payments in dollars or in any Alternate Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Issuing Bank under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Alternative Currency Equivalent or Dollar Equivalent, in the case of any Alternative Currency or dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Rate”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)  For purposes of determining the Alternative Currency Equivalent or Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.21.  European Monetary Union.  If, as a result of the further implementation of European monetary union, (a) any Alternative Currency (other than the euro) ceases to be lawful currency of the nation issuing the same and is replaced by the euro, then any amount payable hereunder by any party hereto in such currency shall instead be payable in euro and the amount so payable shall be determined by translating the amount payable in such currency to euro at the exchange rate recognized by the European Central Bank for the purpose of replacing such currency by the euro, or (b) any such Alternative Currency and the euro are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then (i) any Alternative Currency Letter of Credit issued at such time that would otherwise be denominated in such currency shall be denominated in euro and (ii) any other amount payable by any party hereto in such currency shall be payable in such currency or in euro (in an amount determined as set forth in clause (a)), at the election of the obligor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IKARIA ACQUISITION INC.,

By
/s/ Daniel Tassé
Name: Daniel Tassé
Title: President

IKARIA, INC.,

By
/s/ Daniel Tassé
Name: Daniel Tassé
Title: Chairman and Chief Executive Officer

Signature page to Ikaria Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent, Collateral Agent and Issuing Bank,

by
/s/ John D. Toronto
Name: John D. Toronto
Title: Director

by
/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Associate

Signature page to Ikaria Credit Agreement

SIGNATURE PAGE TO THE IKARIA ACQUISITION INC. CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:	Fifth Third Bank

	by	/s/ Jeffrey A. Thieman
Name: Jeffrey A. Thieman
Title: Vice President

SIGNATURE PAGE TO THE IKARIA ACQUISITION INC. CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:	PNC Bank, National Association

	by	/s/ Lori S. Franzon
Name: Lori S. Franzon
Title: Vice President

*by
Name:
Title:

* For Lenders requiring two signature blocks.

SIGNATURE PAGE TO THE IKARIA ACQUISITION INC. CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:	Sovereign Bank

	by	/s/ Ronald Andersen
Name: Ronald Andersen
Title: Vice President

*by
Name:
Title:

* For Lenders requiring two signature blocks.

SIGNATURE PAGE TO THE IKARIA ACQUISITION INC. CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE

Name of Lender:	SunTrust Bank

	by	/s/ John Cappellari
Name: John Cappellari
Title: Vice President

*by
Name:
Title:

* For Lenders requiring two signature blocks.

Schedule 1.01(a)

SUBSIDIARY GUARANTORS

Ikaria Research, Inc.

Ikaria International, Inc.

Ikaria Therapeutics LLC

Ikaria Development Subsidiary One LLC

Ikaria Development Subsidiary Two LLC

INO Therapeutics LLC

Schedule 1.01(b)

MORTGAGED PROPERTIES

All that land being Parcel B, Parcel F-1, and Tract AC-2-A Westport, located in sections 68, 69, 93 & 94, T7S, R12E, West Baton Rouge Parish, LA.

Schedule 1.01(c)

EXISTING LETTERS OF CREDIT

LC #	Borrower	Current Amount	Effective Date	Actual Expiration Date	Adjusted Expiration Date	Beneficiary
TS-07004646	Ikaria Acquisition Inc.	$5,000.00	17-Jun-08	17-Jun-10	17-Jun-10	Wisconsin Dept. of Regulation & Licensing
TS-07004755	Ikaria Acquisition Inc.	$100,000.00	7-Aug-08	7-Aug-10	9-Aug-10	State of Nebraska-Dept. of Health & Human Services
TS-07004802	Ikaria Acquisition Inc.	$100,000.00	26-Sep-08	26-Sep-10	27-Sep-10	Oregon Board of Pharmacy
TS-07004852	Ikaria Acquisition Inc.	$100,000.00	24-Nov-08	24-Nov-10	24-Nov-10	California State Board of Pharmacy
TS-07004853	Ikaria Acquisition Inc.	$100,000.00	18-Nov-08	18-Nov-10	18-Nov-10	Nevada State Board of Pharmacy
TS-07004860	Ikaria Acquisition Inc.	$100,000.00	24-Nov-08	24-Nov-10	24-Nov-10	Maryland Board of Pharmacy
TS-07004973	Ikaria Acquisition Inc.	$305,000.00	28-Jan-09	1-Jan-11	3-Jan-11	Zurich American Insurance
TS-07005003	Ikaria Acquisition Inc.	$150,000.00	23-Feb-09	23-Feb-11	23-Feb-11	Lease Plan USA Inc.

Schedule 2.01

LENDERS AND COMMITMENTS

Lender	Revolving Commitment	Term Loan Commitment	Total Commitments
Credit Suisse AG	$7,500,000	$207,500,000	$215,000,000
Fifth/Third Bank	$20,000,000		$20,000,000
SunTrust Robinson Humphrey	$7,500,000	$22,500,000	$30,000,000
Sovereign Bank	$5,000,000	$15,000,000	$20,000,000
PNC Bank		$5,000,000	$5,000,000
Total	$40,000,000	$250,000,000	$290,000,000

Schedule 3.07(a)

CERTAIN MATTERS AFFECTING REAL PROPERTY

None.

Schedule 3.07(d)

CERTAIN MATTERS AFFECTING INTELLECTUAL PROPERTY

None.

Schedule 3.08

SUBSIDIARIES

Subsidiary	Owner	Class of Ownership Interest	Percentage Ownership Interest
Ikaria Research, Inc.	Ikaria, Inc.	Capital stock	100%
Ikaria Acquisition Inc.	Ikaria, Inc.	Capital stock	100%
Ikaria International, Inc.	Ikaria, Inc.	Capital stock	100%
Ikaria Therapeutics LLC	Ikaria Research, Inc.	Limited liability company membership interest	100%
Ikaria Development Subsidiary One LLC	Ikaria Acquisition Inc.	Limited liability company membership interest	100%
Ikaria Development Subsidiary Two LLC	Ikaria Acquisition Inc.	Limited liability company membership interest	100%
INO Therapeutics LLC	Ikaria Acquisition Inc.	Limited liability company membership interest	100%
Ikaria Japan K.K.	Ikaria International, Inc.	Capital stock	100%
Ikaria Australia Pty Ltd	Ikaria International, Inc.	Capital stock	100%
Ikaria Canada Inc.	Ikaria International, Inc.	Capital stock	100%

Schedule 3.09(a)

LITIGATION

None.

Schedule 3.09(b)

REGULATORY DISCLOSURES

None.

Schedule 3.09(d)

FDA NOTICES

INO Therapeutics LLC is currently on “Partial Clinical Hold” for its iCO clinical program, which places certain conditions on Phase 2 of the study conducted in connection with the clinical program.

Schedule 3.14

CERTAIN TAX MATTERS

None.

Schedule 3.17

ENVIRONMENTAL MATTERS

None.

Schedule 3.18

INSURANCE

Please see attachments.

CERTIFICATE OF LIABILITY INSURANCE	DATE (MM/DD/YYYY) 05/12/10

PRODUCER 1-212-295-8000 Integro USA Inc. dba Integro Insurance Brokers 1 State Street Plaza 9th Floor New York, NY 10004 Jesse Paulson

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

INSURERS AFFORDING COVERAGE	NAIC #

INSURED INO THERAPEUTICS LLC IKARIA, INC., (F/K/A Ikaria Holdings, Inc.) 6 ROUTE 173 CLINTON, NJ 08809	INSURER A: Zurich American Ins Co	16535
INSURER B: American Guarantee & Liability Ins	26247
INSURER C: NOETIC SPECIALTY INS CO	17400
INSURER D:
INSURER E:

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	ADD’L INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS

A	☒	GENERAL LIABILITY ☒ COMMERCIAL GENERAL LIABILITY ☐☐ CLAIMS MADE ☒ OCCUR ☐ ☐ GEN’L AGGREGATE LIMIT APPLIES PER: ☒ POLICY ☐ PROJECT ☐ LOC	GLO 5095678-02	01/01/10	01/01/11	EACH OCCURRENCE	$1,000,000
DAMAGE TO RENTED PREMISES (Ea occurence)	$1,000,000
MED EXP (Any one person)	$10,000
PERSONAL & ADV INJURY	$1,000,000
GENERAL AGGREGATE	$5,000,000
PRODUCTS - COMP/OP AGG	$

AUTOMOBILE LIABILITY ☐ ANY AUTO ☐ ALL OWNED AUTOS ☐ SCHEDULED AUTOS ☐ HIRED AUTOS ☐ NON-OWNED AUTOS ☐ ☐	COMBINED SINGLE LIMIT (Ea accident)	$
BODILY INJURY (Per person)	$
BODILY INJURY (Per accident)	$
PROPERTY DAMAGE (Per accident)	$

GARAGE LIABILITY ☐ ANY AUTO ☐	AUTO ONLY - EA ACCIDENT	$

OTHER THAN AUTO ONLY:	EA ACC	$
AGG	$

B	EXCESS/UMBRELLA LIABILITY ☒ OCCUR ☐ CLAIMS MADE ☐ DEDUCTIBLE ☒ RETENTION $10,000	AUC-5963968-02	01/01/10	01/01/11	EACH OCCURRENCE	$15,000,000
AGGREGATE	$15,000,000
$
$
$

WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below	☐	WC STATU- TORY LIMITS	☐	OTHER
E.L. EACH ACCIDENT	$
E.L. DISEASE - EA EMPLOYEE	$
E.L. DISEASE - POLICY LIMIT	$

C	OTHER Products/Completed Ops Operations Liability Claims Made Coverage	N10NJ380001 SIR: $250,000 per claimant Retro Date: 7/20/98	01/01/10	01/01/11	10,000,000

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS

Credit Suisse AG, Cayman Islands Branch, as Collateral Agent for the Lenders and Administrative Agent is included as additional insured Mortgagee on the General Liability Policy, per endorsement to be issued by the Insurance Carrier.

CERTIFICATE HOLDER	CANCELLATION

Credit Suisse AG Cayman Islands Branch, as Collateral Agent for the Lenders 1 Madison Avenue

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

New York, NY 10010
USA	AUTHORIZED REPRESENTATIVE

/s/ [ILLEGIBLE]

ACORD 25 (2001/08)	Ocaro	© ACORD CORPORATION 1988
15656134

IMPORTANT

If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

DISCLAIMER

The Certificate of Insurance on the reverse side of this form does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon.

ACORD 25 (2001/08)

POLICY NUMBER: GLO 5095678 02	COMMERCIAL GENERAL LIABILITY
CG 20 26 07 04

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

ADDITIONAL INSURED – DESIGNATED

PERSON OR ORGANIZATION

This endorsement modifies insurance provided under the following:

COMMERCIAL GENERAL LIABILITY COVERAGE PART

SCHEDULE

Name Of Additional Insured Person(s) Or Organization(s)

Credit Suisse, Cayman Islands Branch

As Collateral Agent for the Lender

1 Madison Avenue

New York, NY 10010

Information required to complete this Schedule, if not shown above, will be shown in the Declarations.

Section II – Who Is An Insured is amended to include as an additional insured the person(s) or organization(s) shown in the Schedule, but only with respect to liability for "bodily injury", "property damage" or "personal and advertising injury" caused, in whole or in part, by your acts or omissions or the acts or omissions of those acting on your behalf:

A. In the performance of your ongoing operations; or

B. In connection with your premises owned by or rented to you.

CG 20 26 07 04	Copyright, ISO Properties, Inc., 2004

1

EVIDENCE OF PROPERTY INSURANCE				DATE (MM/DD/YY) 05/12/10

THIS IS EVIDENCE THAT INSURANCE AS IDENTIFIED BELOW HAS BEEN ISSUED, IS IN FORCE, AND CONVEYS ALL THE RIGHTS AND PRIVILEGES AFFORDED UNDER THE POLICY.

PRODUCER	PHONE 1-212-295-8000 (A/C. No.Ext)	COMPANY
Axis Insurance Company
Integro USA Inc.
dba Integro Insurance Brokers
1 State Street Plaza
9th Floor
New York, NY 10004

CODE:	SUB CODE:
AGENCY
CUSTOMER ID:

INSURED		LOAN NUMBER	POLICY NUMBER
INO THERAPEUTICS LLC			MNB736647-10
IKARIA, INC., (F/K/A Ikaria Holdings, Inc.)
6 ROUTE 173		EFFECTIVE DATE	EXPIRATION DATE
CONTINUED UNTIL
		01/01/10	01/01/11	☐ TERMINATED IF CHECKED
CLINTON, NJ 08809		THIS REPLACES PRIOR EVIDENCE DATED:

PROPERTY INFORMATION

LOCATION/DESCRIPTION

All Real & Personal Property Insured under subject Policy.

COVERAGE INFORMATION

COVERAGE/PERILS/FORMS			AMOUNT OF INSURANCE	DEDUCTIBLE
Blanket “All Risk”, Real & Personal Property			81,000,000	50,000

REMARKS (Including Special Conditions)

As respects Loss Payee/Lenders Loss Payee Endorsement, Credit Suisse AG, Cayman Islands Branch, as Collateral Agent for the lenders is included as Lenders Loss Payee per attached endorsement, which applies to Real & Personal Property at locations covered under this policy.

CANCELLATION

THE POLICY IS SUBJECT TO THE PREMIUMS, FORMS, AND RULES IN EFFECT FOR EACH POLICY PERIOD. SHOULD THE POLICY BE TERMINATED, THE COMPANY WILL GIVE THE ADDITIONAL INTEREST IDENTIFIED BELOW 30 DAYS WRITTEN NOTICE, AND WILL SEND NOTIFICATION OF ANY CHANGES TO THE POLICY THAT WOULD AFFECT THAT INTEREST, IN ACCORDANCE WITH THE POLICY PROVISIONS OR AS REQUIRED BY LAW.

ADDITIONAL INTEREST

NAME AND ADDRESS		☒ MORTGAGEE		☐ ADDITIONAL INSURED
		☒ LOSS PAYEE		☐

Credit Suisse AG		LOAN #
Cayman Islands Branch, as Collateral Agent For the Lenders

1 Madison Avenue		AUTHORIZED REPRESENTATIVE

New York, NY 10010		/s/ [ILLEGIBLE]
USA
ACORD 27 (3/93) BOrr		© ACORD CORPORATION 1993
15661428

Named Insured		Endorsement Number
Ikaria Holdings. Inc		1

Policy Number	Policy Period	Effective Date of Endorsement
MNB736647-10	January 1, 2010 To January 1, 2011	January 1, 2010

Issued by AXIS Insurance Company

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

LENDER’S LOSS PAYABLE PROVISIONS

This endorsement modifies insurance provided under the AXIS PREMIER PROPERTY FORM

SCHEDULE

Prem. No.	Bldg. No.	Description of Property	Loss Payee (Name & Address)

Credit Suisse AG
Cayman Islands Branch
As Collateral Agent for the lenders
1 Madison Avenue
New York, NY 10010

LENDER’S LOSS PAYABLE

1.	The Loss Payee shown in the Schedule is a creditor, including a mortgageholder or trustee, whose interest in Insured Property is established by such written instruments as:

	a.	Warehouse receipts;
	b.	A contract for deed;
	c.	Bills of lading;
	d.	Financing statements; or
	e.	Mortgages, deeds of trust, or security agreements.

2.	For Insured Property in which the Insured and a Loss Payee have an insurable interest:

	a.	The Company will pay for covered loss or damage to each Loss Payee in their order of precedence, as interests may appear.
	b.	The Loss Payee has the right to receive loss payment even if the Loss Payee has started foreclosure or similar action on the Insured Property.
c.

If the Company denies the Insured’s claim because of the Insured’s acts or because the Insured has failed to comply with the terms of the Policy, the Loss Payee will still have the right to receive loss payment if the Loss Payee:

GUA0905 027

Includes copyrighted material of ISO Commercial Risk Services, Inc., with its permission

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		(1)	Pays any premium due under this Policy at the Company’s request if the Insured has failed to do so;
		(2)	Submits a signed, sworn proof of loss within 60 days after receiving notice from the Company of the Insured’s failure to do so; and
		(3)	Has notified the Company of any change in ownership, occupancy or substantial change in risk known to the Loss Payee.

All of the terms of this Policy will then apply directly to the Loss Payee.

	d.	If Company pays the Loss Payee for any loss or damage and deny payment to the Insured because of the Insured’s acts or because the Insured has failed to comply with the terms of this Policy:

		(1)	The Loss Payee’s rights will be transferred to the Company to the extent of the Company’s payment; and
		(2)	The Loss Payee’s rights to recover the full amount of the Loss Payee’s claim will not be Impaired.

At the Company’s option, the Company may pay to the Loss Payee the whole principal on the debt plus any accrued interest. In this event, the Insured will pay the remaining debt to the Company.

3.	If the Company cancels this policy, the Company will give written notice to the Loss Payee at least:

	a.	10 days before the effective date of cancellation if the Company cancels for the Insured’s failure to pay premium; or
	b.	30 days before the effective date of cancellation if the Company cancels for any other reason.

4.	If the Company elects not to renew this Policy, the Company will give written notice to the Loss Payee at least 10 days before the expiration date of this Policy.

All Other terms and conditions remain unchanged

/s/ [ILLEGIBLE]

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Schedule 3.19(a)

UCC FILING OFFICES

Filing	Filing Office
Ikaria, Inc.	Delaware Secretary of State
Ikaria Acquisition Inc.	Delaware Secretary of State
Ikaria Research, Inc.	Delaware Secretary of State
Ikaria International, Inc.	Delaware Secretary of State
Ikaria Therapeutics LLC	Delaware Secretary of State
Ikaria Development Subsidiary One LLC	Delaware Secretary of State
Ikaria Development Subsidiary Two LLC	Delaware Secretary of State
INO Therapeutics LLC	Delaware Secretary of State

Schedule 3.19(c)

MORTGAGE FILING OFFICES

West Baton Rouge Parish

Clerk of Court: Mark J. Graffeo

850 Eighth Street

P. O. Box 107

Port Allen, LA 70767

Schedule 3.20(a)

OWNED REAL PROPERTY

Owner	Property
INO Therapeutics LLC	All that land being Parcel B, Parcel F-1, and Tract AC-2-A Westport, located in sections 68, 69, 93 & 94, T7S, R12E, West Baton Rouge Parish, LA
INO Therapeutics LLC	Condominium located at 1 Willow Court, Clinton, NJ, 08809 (Beaverbrook Community)

Schedule 3.20(b)

LEASED REAL PROPERTY

Lessee	Property
Ikaria Research, Inc. (f/k/a Ikaria, Inc.)	1616 Eastlake Avenue, Suite 340, Seattle, WA, 98102
INO Therapeutics LLC	Suwanee Creek Business Center, 130 Satellite Boulevard NE, Suite C, Suwanee, GA, 30024
INO Therapeutics LLC	175 E. Crossroads Parkway, Suite C Bolingbrook, IL 60440
INO Therapeutics LLC	Amberpoint Business Park 875 West Sandy Lake Road, Suite 300 Coppell, TX 75019
INO Therapeutics LLC	12874 East Florence Avenue, Santa Fe Springs, CA, 90670
INO Therapeutics LLC	22 Worlds Fair Drive, Units G, H, J & K, Somerset, NJ, 08873
INO Therapeutics LLC	2867 Bayview Dr. Fremont, CA 94538
INO Therapeutics LLC	6 Route 173, Clinton, NJ, 08809
INO Therapeutics LLC	43 Frontage Road, Perryville, NJ 08827
INO Therapeutics LLC	2902 Dairy Drive, Madison, WI, 53718
INO Therapeutics LLC	2820 Walton Commons West, Suite 100, Madison, WI, 53718
INO Therapeutics LLC	6061 Industrial Drive, Geismar, LA, 70734
Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.)	400/444 North Capitol Street NW, Suite 830, Washington, DC 20001
Ikaria Australia Pty. Ltd	Suite 6, Level 1, 695 Burke Road, Hawthorn East, Victoria 3123, Australia

Ikaria Canada Inc.	340 Albert Street, Suite 1300, Ottawa, ON K1R 7Y6, Canada
Ikaria Japan K.K.	Oak Minami Azabu Bldg., 2F, 19-23 Minami-Azabu 3-Chome, Minato-ku, Tokyo, Japan

Schedule 5.12

POST-CLOSING COLLATERAL ACTIONS

1. Deposit Account Control Agreement Notice to Bank of America, N.A.

2. Deposit Account Control Agreement Notice to PNC Bank

3. Deposit Account Control Agreement Amendment to Bank of America Securities LLC

4. Delivery of Pledged Collateral to the Collateral Agent

Schedule 6.01

EXISTING INDEBTEDNESS

None.

Schedule 6.02

EXISTING LIENS

None.

Schedule 6.07

TRANSACTIONS WITH CERTAIN AFFILIATES

1.  Arrangements with Linde Gas Inc. or Linde AG and their Affiliates

Sale and Purchase Agreement, dated as of February 22, 2007, by and among Linde Gas Inc., Linde, Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.), Ikaria Acquisition Inc., and Ikaria, Inc.

Commercial Agreement by and among INO Therapeutics LLC, Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) and AGA AB, dated as of March 28, 2007.

Patent and Know-how License Agreement by and between INO Therapeutics LLC and AGA AB, dated as of March 28, 2007.

Co-existence Agreement by and between INO Therapeutics LLC and AGA AB, dated March 28, 2007.

Distribution Agreement between INO Therapeutics LLC and AGA SA (Chile), dated March 30, 2005.

Distribution Agreement between INO Therapeutics LLC and AGA SA (Uruguay), dated April 15, 2005.

Distribution Agreement between INO Therapeutics LLC and AGA SA (Argentina), dated April 26, 2005.

Distribution Agreement between INO Therapeutics LLC and AGA FANO FABRICA NACIONAL DE OXIGENA SA (Colombia), not dated.

Existing ROW Amendment Agreement by and among INO Therapeutics LLC, AGA S.A. (an Argentinean corporation), BOC Limited, AGA S.A. (a Chilean corporation), AGA FANO, Fabrica Nacional De Oxigeno S.A. and AGA S.A. (an Uruguayan corporation), dated as of March 28, 2007.

Logistics Services Agreement between AGA Linde HealthCare, Institutional Division (Puerto Rico) and INO Therapeutics LLC, dated March 31, 2004.

The Settlement Agreement dated as of May 13, 2004, among AGA AB, INO Therapeutics LLC, Massachusetts General Hospital, Pulmonox Medical, Inc. and SensorMedics Corporation, as amended by a side letter dated as of May 24, 2005, and as further amended by a Binding Term Sheet for DLNO Collaboration dated as of December 23, 2005 the terms of which replaced clause 9 of the Viasys Agreement.

MGH Partial Assignment Agreement, dated as of March 28, 2007, by and between AGA and INO

Viasys Side Letter from AGA AB to INO Therapeutics LLC, dated March 26, 2007.

Distribution Agreement between INO Therapeutics LLC and BOC Limited (Australia), dated 9 May 2006.

2.  Arrangements with the other investors in Ikaria Holdings, Inc.

Investor Stockholders Agreement by and among Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.), New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P., Allegheny New Mountain Partners, L.P., ARCH Venture Fund VI, L.P., Venrock Partners, L.P., Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P., 5AM Ventures LLC, 5AM Co-Investors LLC, Aravis Venture I L.P., Black Point Group, LP, Linde Gas Inc., and such other parties signatory thereto on the date thereof or who will become signatories thereof, as provided therein, dated as of March 28, 2007.

Management Rights Letter from Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) to New Mountain Partners II, L.P., dated March 28, 2007.

Management Rights Letter from Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) to Allegheny New Mountain Partners, L.P., dated March 28, 2007.

Management Rights Letter from Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) to ARCH Venture Fund VI, L.P., dated March 28, 2007.

Management Rights Letter from Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) to Venrock Associates IV, L.P., dated March 28, 2007.

Management Rights Letter from Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) to 5AM Ventures LLC, dated March 28, 2007.

Management Rights Letter from Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) to 5AM Co-Investors LLC, dated March 28, 2007.

Common Stockholders Agreement by and among Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) and the holders of the common stock of Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.) that are listed as intended signatories to that agreement, dated February 22, 2007.

Stock Restriction Agreement between Ikaria Research, Inc. (f/k/a Ikaria, Inc.) and Mark Roth dated April 21, 2005.

EXHIBIT A

FORM OF

IKARIA ACQUISITION INC.

ADMINISTRATIVE QUESTIONNAIRE

Please accurately complete the following information and return via Fax to the attention of Agency Administration at Credit Suisse as soon as possible, at Fax No. (212) 322-2291.

LENDER LEGAL NAME TO APPEAR IN DOCUMENTATION:

GENERAL INFORMATION - DOMESTIC LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

GENERAL INFORMATION - EURODOLLAR LENDING OFFICE:

Institution Name:

Street Address:

City, State, Zip Code:

POST-CLOSING, ONGOING CREDIT CONTACTS/NOTIFICATION METHODS:

CREDIT CONTACTS:

Primary Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

Backup Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

TAX WITHHOLDING:

Nonresident Alien	Y* N

* Form 4224 Enclosed

Tax ID Number

POST-CLOSING, ONGOING ADMIN. CONTACTS / NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, FEES, ETC.

Contact:

Street Address:

City, State, Zip Code:

Phone Number:

Fax Number:

PAYMENT INSTRUCTIONS:

Name of Bank to which funds are to be transferred:

Routing Transit/ABA number of Bank to which funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional information:

MAILINGS:

Please specify the person to whom the Borrower should send financial and compliance information received subsequent to the closing (if different from primary credit contact):

Name:

Street Address:

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City, State, Zip Code:

It is very important that all the above information be accurately completed and that this questionnaire be returned to the person specified in the introductory paragraph of this questionnaire as soon as possible.  If there is someone other than yourself who should receive this questionnaire, please notify us of that person’s name and Fax number and we will Fax a copy of the questionnaire.  If you have any questions about this form, please call Agency Administration at Credit Suisse AG.

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EXHIBIT B

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of May [•], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ikaria, Inc., a Delaware corporation, Ikaria Acquisition Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

1.  The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, subject to and in accordance with the Credit Agreement, effective as of the Effective Date set forth below (but not prior to the acceptance by the Administrative Agent of this Assignment and Acceptance and the registration of the information contained herein in the Register pursuant to Section 9.04(e) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date.  Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party and further represents and warrants that it has full power and authority and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby.  From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement; provided that the obligations of the Assignor under Section 9.16 of the Credit Agreement shall survive the execution of this Assignment and Acceptance and the assignment of interests effected hereby.

2.  This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.20(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and (iii) if required by Section 9.04(b) of the Credit Agreement, a processing and recordation fee of $3,500.

3.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

4.  This Assignment and Acceptance shall be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute all of the same agreement.

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Effective Date of Assignment (“Effective Date”):

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Facility/Commitment	Principal Amount Assigned(1)	Percentage Assigned of Commitment(1) (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)

Term Loans/Commitments	$	%

Revolving Loans/Commitments	$	%

[Remainder of Page Intentionally Left Blank]

(1) Amount of Commitments and/or Loans assigned is governed by Section 9.04(b) of the Credit Agreement.

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The terms set forth above are
hereby agreed to:	Accepted

, as Assignor	CREDIT SUISSE AG, as Administrative Agent, [and Issuing Bank](2)

by:
by:
Name:
Title:	Name:
Title:

, as Assignee	by:

by:	Name:
Title:
Name:
Title:	[IKARIA ACQUISITION INC.](3),

by:

Name:
Title:

(2) Consent of the Issuing Bank required only for assignments of Revolving Credit Commitments.

(3) Consent of the Borrower shall not be required for any assignment made to another Lender or an Affiliate of a Lender or after the occurrence and during the continuation of any Event of Default.  Further, if the Borrower has not responded within five Business Days to any request for an assignment, the Borrower shall be deemed to have consented.

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EXHIBIT C

FORM OF BORROWING REQUEST

Credit Suisse AG, as Administrative Agent
One Madison Avenue
New York, New York  10010

ATTN: Loan Operations Agency Group

[DATE](1)

Ladies and Gentlemen:

The undersigned, Ikaria Acquisition Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of May [•], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ikaria, Inc., the Borrower, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Type of Borrowing:(2)

(B)	Date of Borrowing:(3)

(C)	Account Number and Location:

(D)	Principal Amount of Borrowing:

(E)	Interest Period:(4)

(1)   Must be notified irrevocably by telephone  (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon (New York City time) three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon (New York City time) on the day of the proposed Borrowing, in each case to be promptly confirmed by hand delivery or fax.

(2)   Specify a Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing.

(3)   Date of Borrowing must be a Business Day.

(4)   If such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto.

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request (except with respect to the Credit Event to occur on the Closing Date) and on the date of the related Borrowing, the conditions to lending specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement have been satisfied.

IKARIA ACQUISITION INC.

by

Name:
Title:

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EXHIBIT D

See Guarantee and Collateral Agreement among Ikaria Acquisition Inc., Ikaria, Inc. the Subsidiaries of Ikaria, Inc. and Credit Suisse AG, Cayman Islands Branch, dated as of May 14, 2010, filed as exhibit 10.2 to Ikaria, Inc.’s Registration Statement on Form S-1 filed on August 17, 2010.

May 14, 2010

To the Lenders and the Agent
Referred to Below

c/o Credit Suisse AG

One Madison Avenue

New York, NY 10010

Ladies and Gentlemen:

We have acted as special counsel for (i) Ikaria Acquisition Inc., a Delaware corporation (the “Company”), (ii) Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.), a Delaware corporation (“Holdings”), (iii) Ikaria Research, Inc. (f/k/a Ikaria, Inc.), a Delaware corporation (“Research”), (iv) Ikaria International, Inc., a Delaware corporation (“International”), (v) Ikaria Therapeutics LLC, a Delaware limited liability company (“Therapeutics”), (vi) Ikaria Development Subsidiary One LLC, a Delaware limited liability company (“Development One”), (vii) Ikaria Development Subsidiary Two LLC, a Delaware limited liability company (“Development Two”), and (viii) INO Therapeutics LLC, a Delaware limited liability company (“INO”) in connection with the Credit Agreement, dated as of May 14, 2010 (the “Financing Agreement”), among the Company, Holdings, the financial institutions parties thereto as lenders from time to time (the “Lenders”), and Credit Suisse AG, as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).  The Company, Holdings, Research, International, Therapeutics, Development One, Development Two and INO are referred to herein each as an “Obligor” and collectively as the “Obligors.”  This opinion is delivered to you pursuant to Section 4.02(a)(i) of the Financing Agreement.  Capitalized terms used herein that are defined in, or by reference in, the Financing Agreement have the meanings assigned to such terms therein, or by reference therein, unless otherwise defined herein.

The Uniform Commercial Code of the State of New York is referred to herein as the “NYUCC.”  Terms used herein that are defined in Articles 8 and 9 of the NYUCC and not otherwise defined herein have the meanings assigned to such terms therein.  The Uniform Commercial Code of the State of Delaware is referred to herein as the “DEUCC.”  “UCC” means the NYUCC and the DEUCC, as applicable.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals, or certified, conformed or reproduction copies, of such documents and records of each Obligor, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of each Obligor and others, as we have deemed necessary or appropriate for the purposes of this opinion.  We have examined, among other documents, the following (each dated as of May 14, 2010, unless otherwise noted):

(a)     an executed copy of the Financing Agreement;

(b)     the Notes issued by the Borrower and delivered to Lenders on the date hereof pursuant to Section 2.04(e) of the Financing Agreement;

(c)     an executed copy of the Guarantee and Collateral Agreement (the “Security Agreement”) among the Obligors and the Agent;

(d)     an executed copy of the Patent Security Agreement among the Obligors and the Agent;

(e)     an executed copy of the Trademark Security Agreement among the Obligors and the Agent;

(f)      unfiled copies of the financing statements on form UCC-1 (the “DE Financing Statements”) naming each Obligor as a debtor and the Agent as secured party, copies of which are attached hereto as Exhibit A, which we understand are to be filed with the Office of the Secretary of State of the State of Delaware, Uniform Commercial Code Section (the “DE Filing Office”);

(g)     the certificate of incorporation or certificate of formation, as the case may be, of each Obligor;

(h)     the by-laws or limited liability company agreement, as the case may be, of each Obligor;

(i)      resolutions adopted by the Board of Directors or Members, as the case may be, of each Obligor; and

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(j)      the Officer’s Certificate of each Obligor delivered to us in connection with this opinion, a copy of which is attached hereto as Exhibit B.

The documents referred to in items (a) through (e) above are referred to herein collectively as the “Financing Documents”; and the documents referred to in items (a) through (j) above are referred to herein collectively as the “Documents”.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or facsimile, electronic or photostatic copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, statements and representations contained in the Documents and certificates and other information of or from representatives of each Obligor and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.  With respect to the opinions expressed in the paragraph 1 below, we have relied solely upon certificates of public officials.  The opinions expressed in clause (b) of paragraph 4 below are limited to our review of only those laws and regulations that, in our experience, are normally applicable to borrowers and guarantors in transactions of the type contemplated by the Financing Documents.

To the extent it may be relevant to the opinions expressed herein, we have assumed (i) that all of the parties to the Financing Documents (other than the Obligors) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to execute and deliver the Financing Documents, to perform their obligations thereunder and to consummate the transactions contemplated thereby, (ii) that the Financing Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Obligors), (iii) that the Financing Documents constitute valid and binding obligations of all the parties thereto (other than the Obligors), enforceable against such parties in accordance with their respective terms, and (iv) that all of the parties to the Financing Documents comply with all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.  Each of the Obligors is a corporation or a limited liability company, as the case may be, validly existing and in good standing under the laws of the State of Delaware.

2.  Each of the Obligors has the requisite corporate or limited liability company power, as the case may be, and has taken all corporate or limited liability company action, as the case may be, necessary to authorize it, to execute and deliver each of the Financing Documents to which it is a party, to perform its obligations thereunder and to grant the security interests pursuant to the Financing Documents to which it is a party.

3.  Each of the Obligors has duly executed and delivered each of the Financing Documents to which it is a party.

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4.  The execution and delivery by each Obligor of the Financing Documents to which it is a party and the performance by each Obligor of its obligations thereunder,

(a)     do not contravene any provision of the certificate of incorporation or by-laws, certificate of formation or limited liability company agreement, as applicable, of such Obligor,

(b)     do not violate any law, rule or regulation of any governmental agency or authority, of the United States of America or the State of New York, the provisions of the Delaware General Corporation Law or the Delaware Limited Liability Company Act applicable to such Obligor or its property and do not require under such laws, rules or regulations any filing or registration by such Obligor with, or approval or consent to such Obligor of, any such governmental agency or authority that has not been made or obtained except (i) those required in the ordinary course of business after the date hereof in connection with the performance by such Obligor of its obligations under certain covenants contained in the Financing Documents, (ii) to perfect or release security interests or other liens thereunder, and (iii) pursuant to securities and other laws that may be applicable to the disposition of any collateral subject thereto, and

(c)     do not breach or cause a default under any agreement, do not violate any court decree or order and do not result in or require the creation or imposition of any security interest, mortgage or other lien (other than any in favor of the Agent, the Lenders or their affiliates under any of the Financing Documents or applicable law) under any agreement, in each case binding upon such Obligor or its property (this opinion being limited (x) to those agreements, decrees or orders, if any, that have been identified to us in the Officer’s Certificate and (y) in that we express no opinion with respect to any of the foregoing not readily ascertainable from the face of any such agreement, decree or order, or arising under or based upon any cross default provision insofar as it relates to a default under an agreement not so identified to us, or arising under or based upon any covenant of a financial or numerical nature or requiring computation).

5.  The Notes, upon the making of the initial loan evidenced thereby, will be, and each of the other Financing Documents is, a valid and binding obligation of each Obligor which is a party thereto enforceable against such Obligor in accordance with its terms.

6.  The borrowings by the Company under the Financing Agreement and the application of the proceeds thereof as provided therein do not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.  No Obligor is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

4

8.  The Security Agreement creates in favor of the Agent for the benefit of the Secured Parties (as defined in the Security Agreement), as security for the Obligations (as defined in the Security Agreement), a security interest in all right, title and interest of each Obligor in such Collateral (as defined in the Security Agreement) in which a security interest may be created under Article 9 of the NYUCC (the “Article 9 Collateral”).

9.  Upon filing of the DE Financing Statements with the DE Filing Office, the Agent will have for the benefit of the Secured Parties a perfected security interest in each Obligor’s right, title and interest in that portion of the Article 9 Collateral in which a security interest may be perfected by filing a financing statement under the DEUCC.

10.  (a) The Security Agreement, together with physical delivery of the certificates representing the shares of stock or membership interests, as applicable, identified on Schedule II to the Security Agreement (the “Pledged Securities”) to the Agent in the State of New York, creates in favor of the Agent for the benefit of the Secured Parties a perfected security interest in the Obligors’ rights in the Pledged Securities.

(b) Assuming the Agent (and the Secured Parties) acquires its interest in the Pledged Securities without notice of any adverse claim and that each of the Pledged Securities is either in bearer form or is in registered form issued in the name of the Agent or accompanied by an effective indorsement to the Agent or in blank, the Agent will acquire its security interest in the Pledged Securities free of any adverse claim.

We have not been engaged to represent or advise any Obligor professionally with respect to any legal proceeding pending before any court or administrative agency or authority of the United States of America, the State of New York or any other jurisdiction, or any arbitration tribunal, against or directly affecting any Obligor or any of its properties which seeks to enjoin or otherwise prevent the performance of, or to recover any damages or obtain relief in connection with or which questions the validity or enforceability of any of the Financing Documents.  In making the foregoing statement, we have endeavored, to the extent we have believed necessary, to determine from lawyers currently in our firm who have performed substantive legal services for the Obligors in connection with the Financing Documents, whether such services involved substantive attention in the form of legal representation concerning pending legal proceedings of the nature referred to above.  Beyond that, we have not made any review, search or investigation of public files or records or files or records of the Obligors or of their transactions, or any other investigation or inquiry with respect to the foregoing statement.

We have assumed for purposes of our opinions in paragraphs 8 to 10 the following:

(i)            each Obligor has (or has the power to transfer) sufficient rights in the Collateral for the security interest in favor of the Agent to attach and value has been given by the Lenders to each of the Obligors for the security interest granted by each Obligor in the Collateral;

5

(ii)           that (x) the certificate of incorporation or certificate of formation, as the case may be, of each Obligor reviewed by us has not been amended, (y) the name and jurisdiction of organization of each Obligor is true and accurate in accordance with the records of the Secretary of State of the State of Delaware and (z) there are no proceedings for the merger, consolidation, dissolution, liquidation, termination, change of jurisdiction of organization or change of name of any Obligor;

(iii)          the Security Agreement and the DE Financing Statements reasonably identify what is described as the collateral;

(iv)          the Agent (or any bailee of the Agent) is not acting as a securities intermediary in connection with any of the Pledged Securities;

(v)           the Obligors do not control, are not controlled by, and are not under common control with, the Agent (or any bailee of the Agent); the Agent, or any bailee that has acknowledged in an authenticated record that it is holding on behalf of the Agent, retains continuous and exclusive possession in the State of New York of the Pledged Securities and has possession of such items solely on behalf of the Secured Parties and not any other person; the Pledged Securities are the only certificates issued and outstanding with respect to the shares of capital stock or membership interests intended to be represented thereby; and

(vi)          the terms of the membership interests in the limited liability companies constituting a portion of the Pledged Securities expressly provide that such interests are securities.

The opinions set forth above are subject to the following qualifications:

(A)  We express no opinion as to:

(i)            the validity, binding effect or enforceability of any provision in any Financing Document:

(a)   relating to (I)  forum selection or submission to jurisdiction (including any waiver of any objection to venue in any court or that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity, binding effect or enforceability of such provision (x) is determined by any court other than a court of the State of New York or a federal court sitting in the State of New York, in each case applying the choice of law rules of the State of New York, or (y) is contrary to the governing law provided in Sections 1-105(2), 5-116, 8-110 or 9-301 to 9-306 of the NYUCC, or (III) service of process, or (IV) waivers of any rights to trial by jury;

(b)   relating to (I) indemnification, contribution or exculpation in connection with violations of applicable laws, statutory duties or public policy, or in connection

6

with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, or (II) exculpation of any party in connection with its own negligence the enforcement of which a court determines in the circumstances to be unfair or insufficiently explicit or contrary to public policy;

(c)   specifying that provisions thereof may be modified or waived only in writing;

(d)   that purports to give any person the power to accelerate obligations, foreclose on collateral or require additional collateral at will or without notice to the Obligors;

(e)   relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture;

(f)    relating to any purported waiver, release or variation of rights or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by any Obligor under any of the Financing Documents to the extent limited by Sections 1-102(3), 5-103(c), 9-602 or 9-603 of the NYUCC or other provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, ground for discharge or release of, or defense available to, an obligor generally or as a guarantor or co-obligor or otherwise available as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by Sections 9-602 or 9-603 of the NYUCC or other applicable law (including judicial decisions);

(g)   that purports to create a trust, power of attorney or other fiduciary relationship;

(h)   specifying that any person purchasing a participation from a Lender or other person may exercise set-off or similar rights with respect to such participation or that a Lender or other person may exercise set-off rights other than in accordance with applicable law;

(i)    that purports to limit the ability of any Obligor or any other person to transfer any of its right, title or interest in or to any collateral, to the extent contemplated by Section 9-401 of the NYUCC or other applicable law regarding restraints on alienation;

(j)    relating to third party beneficiary rights of the Agent, the Lenders or other person;

(k)   which is inconsistent with Article 5 of the NYUCC;

7

(ii)           Section 9.20 [Judgment Currency] of the Credit Agreement;

(iii)          the effect of any law of any jurisdiction other than the State of New York wherein any party to the Financing Documents may be located or wherein enforcement of any Financing Document may be sought that limits the rates of interest legally chargeable or collectible;

(iv)          the right, title or interest of any Obligor (or the power of any Obligor to transfer rights) in or to any collateral under the Financing Documents or any other property; whether any property constitutes a particular type of collateral under the DEUCC or NYUCC; or the validity or effectiveness for any purpose of any such collateral or any other property;

(v)           (x) except as expressly stated in paragraphs 8 through 10 above, the creation, attachment, validity, binding effect, enforceability or perfection of any security interest, mortgage, pledge, lien or other encumbrance that may be created under any of the Financing Documents, or (y) except as expressly stated in paragraph 10(b) above, the priority or other effect of perfection or non-perfection of any security interest created under any of the Financing Documents;

(vi)          the creation, attachment, validity, binding effect, enforceability, perfection, priority or other effect of perfection or non-perfection of any security interest in: (1) the proceeds of any collateral other than in accordance with, and subject to the limitations set forth in, Section 9-315 of the NYUCC, (2) goods which are accessions to, or commingled or processed with, other goods other than in accordance with, and subject to the limitations set forth in, Section 9-335 or 9-336 of the NYUCC, (3) goods which are subject to a certificate-of-title statute, (4) consumer goods, (5) commercial tort claims, (6)  rights to demand payment or performance under a letter of credit, (7) commodity accounts or commodity contracts, (8) as extracted collateral, (9) farm products, (10) goods that are or are to become fixtures to the extent required to be perfected by the filing of a fixture filing, (11) health care insurance receivables, (12) manufactured homes, (13) standing timber or timber to be cut, (14)  cooperative apartment interests, (15) any item of collateral that is subject to restriction on or prohibition against transfer (except to the extent limited by Sections 9-401, 9-406, 9-407, 9-408 or 9-409 of the NYUCC) contained in an agreement, instrument, document or applicable law governing, evidencing or otherwise relating to such item, or (16) any obligations of the United States of America or any agency or instrumentality thereof;

(vii)         any filings or other actions required after the date of this opinion to maintain the perfection, priority or other effect of perfection of the security interests under the Financing Documents in any collateral; and

(viii)        any agreement, instrument or other document referred to, or incorporated by reference, in any of the Financing Documents, other than the Financing Documents listed in this opinion letter.

8

(B)      Our opinions are subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies), whether considered in a proceeding at law or in equity, and (iii)  the qualification that certain provisions of the Financing Documents may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity as against any Obligor of the Financing Documents as a whole, and the Financing Documents and the laws of the State of New York contain adequate provisions for enforcing payment of the obligations governed or secured thereby, subject to the other qualifications contained in this letter.

(C)      Provisions in a guarantee (or equivalent) that provide that the guarantor’s liability thereunder shall not be affected by actions or failures to act on the part of the recipient of the guarantee or by modifications or waivers of provisions of the guaranteed obligations might not be enforceable if such actions, failures to act, modifications or waivers so change the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf the guarantee was issued. We have assumed that (i) the obligations of each Obligor under the Financing Documents are necessary or convenient to the conduct, promotion or attainment of the business of each such Obligor and (ii) consideration that is sufficient to support the agreements of each Obligor under the Financing Documents has been received by each such Obligor.

(D)     We express no opinions as to, and our opinions are subject to the effect, if any, of laws, rules, regulations or orders promulgated, issued or administered by the United States Food and Drug Administration, the United States Department of Health and Human Services and other federal or state laws, rules, regulations and orders that apply to the development, manufacturing, marketing, distribution or sale of pharmaceuticals and medical devices.

The opinions expressed herein are limited to the federal laws of the United States of America, the laws of the State of New York, to the extent relevant to the opinions expressed in paragraphs 1, 2, 3 and 4 above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act, and, to the extent relevant to paragraph 9 above, the DEUCC, each as currently in effect; and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

Our opinions in paragraph 8 above are limited to Article 9 of the NYUCC, and our opinions in paragraphs 10 are limited to Articles 8 and 9 of the NYUCC, and, therefore, those opinions do not address (i) laws of jurisdictions other than New York, and of New York except for Articles 8 or 9, as the case may be, of the NYUCC, (ii) collateral of a type not subject to Article 9 of the NYUCC, and (iii) except as stated in paragraph 10 above, under the NYUCC what law governs perfection of the security interests in the collateral addressed by this opinion letter.  Our opinions in paragraph 9 above are limited to Article 9 of the DEUCC and, therefore, those opinions do not address (i) laws of

9

jurisdictions other than Delaware, and of Delaware except for Article 9 of the DEUCC, and (ii) collateral of a type not subject to Article 9 of the DEUCC, and (iii) except as stated in paragraph 9 above, under the DEUCC what law governs perfection of the security interests in the collateral addressed by this opinion letter.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.  The opinions expressed herein are given only as of the date hereof, and we undertake no responsibility to update or supplement this opinion letter after the date hereof for any reason.

The opinions expressed herein are solely for the benefit of the Agent and the Lenders in connection with the Financing Documents and may not be relied upon in any manner or used for any purpose by any other person, and may not be quoted in whole or in part, without our prior written consent.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

10

Exhibit A

DE Financing Statements

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME IKARIA ACQUISITION INC.
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
6 ROUTE 173			CLINTON	NJ	08809

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	DEBTOR	Corporation	Delaware			☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F # 274727
	5865-713 –– DE - Secretary of State			A # 406664

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV.05/22/02)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME IKARIA, INC.
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
6 ROUTE 173			CLINTON	NJ	08809

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	DEBTOR	Corporation	Delaware			☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F # 274728
	5865-713 –– DE - Secretary of State			A # 406665

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV.05/22/02)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME IKARIA RESEARCH, INC.
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
1616 EASTLAKE AVENUE EAST, SUITE 340			SEATTLE	WA	98102

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	DEBTOR	Corporation	Delaware			☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F # 274729
	5865-713 –– DE - Secretary of State			A # 406666

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV.05/22/02)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME IKARIA INTERNATIONAL, INC.
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
6 ROUTE 173			CLINTON	NJ	08809

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	DEBTOR	Corporation	Delaware			☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F#274730
	5865-713 –– DE - Secretary of State			A#406667

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME IKARIA THERAPEUTICS LLC
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
6 ROUTE 173			CLINTON	NJ	08809

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	DEBTOR	LLC	Delaware			☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F#274734
	5865-713 –– DE - Secretary of State			A#406671

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME IKARIA DEVELOPMENT SUBSIDIARY ONE LLC
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
6 ROUTE 173			CLINTON	NJ	08809

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	DEBTOR	LLC	Delaware			☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F#274731
	5865-713 –– DE - Secretary of State			A#406668

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME IKARIA DEVELOPMENT SUBSIDIARY TWO LLC
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
6 ROUTE 173			CLINTON	NJ	08809

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	DEBTOR	LLC	Delaware			☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F#274732
	5865-713 –– DE - Secretary of State			A#406669

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME INO THERAPEUTICS LLC
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
6 ROUTE 173			CLINTON	NJ	08809

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	DEBTOR	LLC	Delaware			☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F#274733
	5865-713 –– DE - Secretary of State			A#406670

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

Exhibit B

Officer’s Certificate

Execution Version

IKARIA ACQUISITION INC.

IKARIA, INC.

IKARIA RESEARCH, INC.

IKARIA INTERNATIONAL, INC.

IKARIA THERAPEUTICS LLC

IKARIA DEVELOPMENT SUBSIDIARY ONE LLC

IKARIA DEVELOPMENT SUBSIDIARY TWO LLC

INO THERAPEUTICS LLC

May 14, 2010

OFFICER’S CERTIFICATE

The undersigned, officers of (i) Ikaria Acquisition Inc., a Delaware corporation (“Acquisition”), (ii) Ikaria, Inc. (f/k/a Ikaria Holdings, Inc.), a Delaware corporation (“Holdings”), (iii) Ikaria Research, Inc. (f/k/a Ikaria, Inc.), a Delaware corporation (“Research”), (iv) Ikaria International, Inc., a Delaware corporation (“International”), (v) Ikaria Therapeutics LLC, a Delaware limited liability company (“Therapeutics”), (vi) Ikaria Development Subsidiary One LLC, a Delaware limited liability company (“Development One”), (vii) Ikaria Development Subsidiary Two LLC, a Delaware limited liability company (“Development Two”), and (viii) INO Therapeutics LLC, a Delaware limited liability company (“INO”) (each an “Obligor” and collectively the “Obligors”), hereby certify, in connection with (a) the Credit Agreement, of even date herewith (the “Credit Agreement”), by and among Holdings, Acquisition, the Lenders party thereto and Credit Suisse AG, as the Administrative Agent and Collateral Agent, and (b) the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP delivered in connection therewith (capitalized terms used herein and defined either in such opinion or the Credit Agreement, as applicable, shall have such defined meanings when used herein unless otherwise defined herein), as follows:

1.                                       There are no court decrees or orders (i) to which any of the Obligors is a party or (ii) that are otherwise binding upon or applicable to any of the Obligors or any of the assets or property of any of the Obligors.

2.                                       There are no contracts or agreements relating to Indebtedness to which any Obligor is a party (other than the Loan Documents) for which breach, non-performance, cancellation, or failure to renew could reasonably be expected to have a Material Adverse Effect.

3.                                       There are no actions, suits or proceedings pending or threatened against any of the Obligors which involve the Documents or the transactions contemplated by the Documents.

4.                                       Each of the Obligors (i) does not hold itself out as being engaged primarily, and does not propose to engage primarily, in the business of investing, reinvesting or trading in securities, (ii) is not engaged and does not propose to engage in the business of issuing face-amount certificates of the installment type and has not been engaged in such business or have any such certificates outstanding, (iii) is not engaged and does not propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and does not own or propose to acquire investment securities (other than securities issued by majority owned subsidiaries of the owner) having a value exceeding 40 per centum of the value of such Obligor’s total assets (exclusive of government securities and cash items) and (iv) is primarily engaged in, directly or through a wholly-owned subsidiary or subsidiaries, in a business other than that of investing, reinvesting, owning, holding or trading in securities.

5.                                       Less than 25 percent of the assets of each of the Obligors individually and on a consolidated basis consists of Margin Stock (as such term is defined in regulation U of the Board of Governors of the Federal Reserve System).

6.                                       To the knowledge of the undersigned, (i) the Obligors do not engage or propose to engage in any industry, business or activity, or own property or assets, that cause or would cause them to be subject to special, local, state or federal regulation not applicable to business corporations or limited liability companies generally, other than laws, rules, regulations or orders promulgated, issued or administered by the United States Food and Drug Administration, the United States Department of Health and Human Services and other federal or state laws, rules, regulations and orders that apply to the development, manufacturing, marketing, distribution or sale of pharmaceuticals and medical devices (collectively, the “Drug Regulations”), and (ii) none of such Drug Regulations regulate, limit or qualify in any way the right of the Obligors to borrow money, to guaranty the obligations of the Obligors or to grant a security interest or other Lien in any or all of the Obligors’ assets.

7.                                       Fried, Frank, Harris, Shriver & Jacobson LLP may rely upon the accuracy of the representations, warranties and certifications of the Obligors contained in the Loan Documents and in all documents delivered by Obligors in connection therewith.

IN WITNESS WHEREOF, the undersigned have executed this certificate on behalf of each Obligor as of the date first above written.

IKARIA ACQUISITION INC.

By:	/s/ Daniel Tassé
Name:	Daniel Tassé
Title:	President

IKARIA RESEARCH INC.

By:	/s/ Daniel Tassé
Name:	Daniel Tassé
Title:	President

IKARIA, INC.

By:	/s/ Daniel Tassé
Name:	Daniel Tassé
Title:	Chairman & CEO

IKARIA INTERNATIONAL, INC.

By:	/s/ Daniel Tassé
Name:	Daniel Tassé
Title:	President

IKARIA THERAPEUTICS LLC

By:	/s/ Daniel Tassé
Name:	Daniel Tassé
Title:	President

[Signature Page to Opinion Officer’s Certificate]

IKARIA DEVELOPMENT SUBSIDIARY ONE LLC

By:	/s/ Daniel Tassé
Name:	Daniel Tassé
Title:	President

IKARIA DEVELOPMENT SUBSIDIARY TWO LLC

By:	/s/ Daniel Tassé
Name:	Daniel Tassé
Title:	President

INO THERAPEUTICS LLC

By:	/s/ Daniel Tassé
Name:	Daniel Tassé
Title:	President & CEO

[Signature Page to Opinion Officer’s Certificate]

May 14, 2010

Credit Suisse AG,

as Administrative Agent, Collateral Agent

and Issuing Bank

Eleven Madison Avenue

New York, NY 10010

The Lenders party to the Credit

Agreement referred to below (all of

the Addressees, collectively, the

“Lender Parties” and, individually, a “Lender Party”)

Ladies and Gentlemen:

We have acted as special counsel in the State of Louisiana (“Louisiana”) to INO Therapeutics LLC, a Delaware limited liability company (the “Mortgagor”), and Ikaria Acquisition, Inc., a Delaware corporation (the “Borrower”), and Ikaria Holdings, Inc., a Delaware corporation (“Holdings”) (Holdings, Mortgagor, and the Borrower being collectively, the “Loan Parties”), in connection with the execution and delivery of, and the consummation of the transactions contemplated by, the Credit Agreement (the “Credit Agreement”) dated as of even date herewith, among Holdings, the Borrower, the Lenders and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”) and issuing bank (in such capacity, the “Issuing Bank”). This opinion is delivered pursuant to Section 4.02(a) of the Credit Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.                                       Documents Reviewed

In connection with this opinion letter, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including, without limitation, the following (each of which are dated of even date herewith unless otherwise indicated):

1.1                                           the Credit Agreement;

1.2                                           the Guarantee and Collateral Agreement;

1.3                                           the Mortgage, Assignment of Leases and Rents, and Security Agreement by Mortgagor in favor of the Collateral Agent for the benefit of the Secured Parties (as defined

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P.

201 ST. CHARLES AVENUE • NEW ORLEANS, LOUISIANA 70170-5100 • 504-582-8000 • FAX 504-582-8583 • E-MAIL info@joneswalker.com • www.joneswalker.com

ALABAMA      ARIZONA      DISTRICT OF COLUMBIA      FLORIDA      LOUISIANA      TEXAS

therein) delivered with respect to the Mortgagor’s property in West Baton Rouge Parish, Louisiana (the “Mortgage”); and

1.4                                 the UCC financing statement relating to Louisiana fixtures, a copy of which is attached hereto as Exhibit A (the “Fixture Filing”).

Items 1.1 through 1.4 are hereinafter collectively referred to as the “Documents”.

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, instruments and other documents, and have made such other investigations, as we have deemed necessary for the purpose of this opinion.

References in this opinion to the “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in Louisiana.

2.                                     Assumptions

In rendering this opinion to you, we have assumed:

2.1                                  the genuineness of all signatures on each of the documents examined by us;

2.2                                  the legal capacity as natural persons of all natural persons who have signed documents examined by us;

2.3                                  the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all such copies;

2.4                                  the factual accuracy and completeness of (a) all records made available to us by Borrower, (b) all certificates submitted to us, and (c) each of the representations and warranties made in the Documents by each of the parties thereto;

2.5                                  the Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder and there are no agreements or understandings between or among any of the parties to the Documents that would modify, release, terminate, subordinate or delay the attachment of the security interests and liens granted thereunder;

2.6                                  that each party to the Documents is in good standing under its jurisdiction of organization and has all requisite power and authority to enter into and perform its respective obligations in connection with the transactions described in the Documents to which it is a party;

2.7                                  that the Documents have been duly authorized, executed and delivered by all parties thereto;

2.8                                  that the Documents (other than the Mortgage), and the transactions evidenced thereby, are valid, binding and enforceable against all parties thereto under the laws of the State of New York;

2

2.9                                  with respect to any provisions of the Mortgage which are stated to be governed by the laws of a state other than Louisiana, the Mortgage is the valid, legal, binding and enforceable obligation of the parties thereto under the chosen law;

2.10                            the Mortgagor has received adequate consideration in connection with the delivery of the Mortgage;

2.11                            the Obligations (as defined in the Mortgage) exist and constitute the legal, valid, and binding obligation of all obligors thereunder, and are enforceable in accordance with their terms;

2.12                            the execution, delivery and performance of the Mortgage by the Mortgagor (a) did not require any authorization, approval or consent of, or filing with, any governmental or regulatory authority or agency outside of Louisiana, (b) did not contravene any provision of its organizational documents, and (c) did not contravene or constitute a breach of or default under any agreement, judgment, injunction, order, decree or other instrument binding upon it;

2.13                            the Land (as defined in the Mortgage) exists and is located in West Baton Rouge Parish, Louisiana; the Mortgage accurately describes all of the Land encumbered thereby; and the Mortgagor has record title to the Land and immovable improvements located thereon as described in the Mortgage;

2.14                            except as otherwise set forth in the Mortgage, the Mortgagor owns the Mortgaged Property (as defined in the Mortgage);

2.15                            the names, addresses, and the last four digits of the federal taxpayer identification numbers of each party to the Mortgage are correctly set forth in the Mortgage;

2.16                            the fixtures (as defined in the UCC, the “Fixtures”) exist, are located on the Land, and the Mortgagor has rights in the Fixtures;

2.17                            the names and addresses of the debtor and secured party are correctly set forth in the Fixture Filing;

2.18                            the Mortgagor’s organization identification number is 3724403;

2.19                            the Fixture Filing will be duly filed, indexed and recorded in the appropriate public records, as described in the opinions below, and all fees and charges will be paid at the time of such filing;

We understand that with respect to title matters, you will be relying upon your own title insurance policy or title examination. We have not made any investigation of, and do not express an opinion as to, any matters of title to or the description of any property (whether real, personal or mixed) or priority of liens.

3.                                        Opinions

Subject to the foregoing assumptions, we are of the opinion that:

3

3.1                                  We cannot give an unqualified opinion that the Lender Parties are not required to qualify to do business in Louisiana. Louisiana law provides that all entities must qualify with the Louisiana Secretary of State before transacting business in Louisiana. Many exceptions are, however, provided, including but not limited to: (a) creating evidences of debt, mortgages or liens; (b) securing or collecting debts or enforcing any rights in property securing the same; and (c) transacting any business in interstate or foreign commerce.

If it is determined that the Lender Parties should have qualified to do business in Louisiana, then such Lender Party would not be permitted to present any judicial demand before any state court of Louisiana until qualification including paying all fees and taxes which would have been imposed. The failure to qualify should not, however, impair the validity of the Mortgage or Fixture Filing, and would not prevent any Lender Party from defending any action, suit or proceeding in any court of Louisiana. In a transaction where a lender has no place of business or other presence in Louisiana and is not otherwise conducting business in Louisiana, the transaction was negotiated, documented, executed, closed and will be paid outside Louisiana, and where property is taken as security in multiple states, including Louisiana, it is our opinion that a Louisiana court or federal court having jurisdiction in Louisiana and applying Louisiana law would likely hold the transaction to be an exempt transaction under Louisiana law so that qualification in Louisiana is not required. In addition, assuming the facts set forth in the immediately preceding sentence, under Louisiana law there is no requirement that, solely as a result of the execution, delivery or performance of the Documents, any of the Lender Parties must acquire a license to carry out the transactions contemplated by, to receive the benefits provided by, or to enforce the provisions of the Documents.

If it were determined that such qualification and filing were required, the validity of the Documents would not be affected thereby, but (i) if the Collateral Agent were not qualified it would be precluded from enforcing its rights as collateral agent on behalf of the Lenders in the courts of Louisiana until such time as it is admitted to transact business in Louisiana or (ii) assuming the Lender Parties would institute remedies without the Collateral Agent, they would be precluded from enforcing their rights in the courts of Louisiana until such time as they were admitted to transact business in Louisiana. The lack of qualification should not, however, result in any waiver of rights or remedies pending such qualification.

3.2                                  The execution, delivery, filing or recording, as applicable, and performance by the Loan Parties of each of the Documents to which each of them is a party (a) will not violate any existing law, governmental rule or regulation of Louisiana and (b) do not require any license, permit, authorization, consent or other approval of, any exemption by, or any registration, recording or filing with any court, administrative agency or other Governmental Authority of Louisiana.

3.3                                  The Mortgage constitutes the legal, valid and binding obligation of the Mortgagor, enforceable against the Mortgagor in accordance with its terms.

3.4                                  Following the proper authorization, execution, and delivery of the Mortgage by the Mortgagor and the filing of the Mortgage in the mortgage records of the Clerk of Court of West Baton Rouge Parish, the Mortgage will create a legal, valid, binding, and fully perfected (a) mortgage lien in favor of the Collateral Agent upon Mortgagor’s interest in that portion of the

4

Mortgaged Property described in such Mortgage constituting land, the component parts thereof, and immovable improvements thereon which is located in such parish, (b) collateral assignment of the leases and rents in favor of the Collateral Agent related to such land and immovable improvements as contemplated by La. R.S. 9:4401, and (c) a collateral assignment under La. R.S. 9:5386 of insurance proceeds resulting from the damage or destruction of the mortgaged immovable improvements (the “Insurance”) in favor of the Collateral Agent. Except as described in Section 4.6 below, no further filings or notices in Louisiana are necessary to perfect such liens and collateral assignments.

3.5                                  The Mortgage provides for the remedies and contains the other terms and provisions customarily included in mortgages of immovable property in Louisiana. The Mortgage is in proper form for recording in Louisiana.

3.6                                  The Mortgage creates a valid, binding, and enforceable security interest in favor of the Collateral Agent under the UCC in the Fixtures that are located on the Land.

3.7                                  The Fixture Filing is in appropriate form for filing in the UCC records of the clerk of court of any parish of Louisiana other than Orleans Parish or with the Recorder of Mortgages of Orleans Parish, Louisiana. Upon the filing of the Fixture Filing in the UCC records of the Clerk of Court of any parish of Louisiana other than Orleans Parish or with the Recorder of Mortgages of Orleans Parish, Louisiana and the payment of all filing fees related thereto, the security interest under the UCC in favor of Collateral Agent in the Fixtures located on the Land described in the Fixture Filing will be perfected. Except as described in Subsection 4.3.10 and Section 4.9 below, no further filings or notices in Louisiana are necessary to perfect or maintain the perfection of Collateral Agent’s security interest in the Fixtures.

3.8                                  No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, mortgage taxes, transfer taxes or similar charges, are payable to Louisiana or to any jurisdiction therein on account of the execution or delivery or recording or filing of the Mortgage or the Fixture Filing or the creation of the Obligations evidenced or secured by any of the Documents, as applicable, except for nominal filing or recording fees.

3.9                                  Provided the judicial foreclosure sale of the Mortgaged Property is conducted in strict conformity with all applicable laws of Louisiana, including, without limitation, the Louisiana Deficiency Judgment Act, the transfer of all or any portion of the Mortgaged Property in connection with the exercise in Louisiana of the remedy of the judicial foreclosure under the Mortgage will not limit or impair the liability of the Mortgagor under the Mortgage with respect to the Obligations secured thereby or the Collateral Agent’s rights or remedies to the foreclosure or enforcement in Louisiana of any other security interest or liens securing such Obligations; provided, however, that the proceeds of the sale of the Mortgaged Property will be applied as a credit against the Obligations exclusively. The Louisiana law does not require a lienholder to elect to pursue its remedies exclusively against either mortgaged immovable property or movable property where such lienholder holds a security interest and liens on both immovable and movable property of a debtor.

5

3.10                       None of the provisions of the Documents will violate any law, statute or regulation of Louisiana relating to usury and the use of counterpart originals of any of the Documents does not affect the enforceability of any of the Documents.

4.                                        Qualifications, Exceptions and Limitations

Our opinions expressed above are subject to the following qualifications, exceptions and limitations:

4.1                                 The validity, binding effect and enforceability of the Mortgage or any particular provisions or remedy therein may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other statutes, rules, regulations or laws affecting the enforcement of creditor’s rights generally, (b) general principles of equity and the exercise of equitable powers by a court of competent jurisdiction, including, without limitation, the unavailability of or limitation on the availability of a particular right or remedy because of an equitable principle, such as specific performance or injunctive relief, or a requirement as to commercial reasonableness, conscionability or good faith and (c) applicable state and federal laws relating to fraudulent transfers or conveyances. In addition, the Collateral Agent’s remedies under the Mortgage will be subject to the requirement that the Collateral Agent act in good faith and that certain procedural matters be satisfied in connection with any enforcement proceeding.

4.2                                 Our opinion as to perfection of the liens, security interests, and collateral assignments created by the Mortgage are subject to the assumption that the Collateral Agent has not waived, or agreed with any third party to any modification of, the perfection of such liens, security interests, or collateral assignments.

4.3                                 We express no opinion with respect to any of the following:

4.3.1                        the priority and ranking of any mortgage, security interest or other lien created pursuant to the Mortgage;

4.3.2                        the legality, validity, binding effect, enforceability or perfection of any provision of the Mortgage purporting to cover or affect, or grant a lien on, any collateral other than the interest of Mortgagor in (a) the Land described in the Mortgage, the component parts thereof, and any immovable improvements located on such Land, (b) the leases and rents associated with such Land and immovable improvements, (c) the Insurance, and (d) the Fixtures;

4.3.3                        the enforceability of any severability clause, irrevocable power of attorney or appointment, waiver of unknown rights or defenses or extension of statutes of limitations contained in the Mortgage;

4.3.4                        the availability of executory process under Louisiana law to the Collateral Agent following an Event of Default;

4.3.5                        any provision of the Mortgage that provides for (a) the continuation of any lien created thereby notwithstanding that any Obligations secured thereby may become invalid or

6

otherwise unenforceable or (b) the continuing validity of any Obligation secured by any lien following foreclosure or other realization on such lien;

4.3.6                       title or status of title to, or the existence of, any of the collateral purposed to be encumbered by the Mortgage;

4.3.7                       the right to exercise self-help or other remedies without judicial process;

4.3.8                       the adequacy of the Mortgage’s description of the Land or other Mortgaged Property;

4.3.9                       the application of the Mortgage to easements, servitudes and other appurtenant rights to the Land that are not described with specificity in the Mortgage; or

4.3.10                 the perfection of a security interest in any Fixtures described in the Fixture Filing which are acquired by the Mortgagor more than four months after the Mortgagor so changes its name as to make the Fixture Filing seriously misleading, unless new appropriate financing statements indicating the new name, of a security interest therein are properly filed before the expiration of four months from the name change.

4.4                                 Certain provisions of the Mortgage impose indemnification obligations on the parties thereto. Courts may apply public policy considerations in limiting the rights of parties seeking to obtain indemnification under circumstances where the conduct of such parties in the circumstances in question is determined to have constituted negligence or willful misconduct.

4.5                                 The Mortgage provides that its assignment of leases and rents can be exercised without further notice to any other party. La. R.S. 9:4401 requires notice to the obligors under the assigned leases and rents before such obligors are bound by the terms of the assignment. Prior to such obligors’ receipt of such notice, the Collateral Agent’s rights under the assignment are subject to all dealings between the Mortgagor and such obligors. Likewise, the Collateral Agent’s rights to the Insurance are subject to all dealings between the Mortgagor and its insurers until such insurers receive notice of the assignment as contemplated by La. R.S. 9:5386.

4.6                                 We note that, subject to La. Civ. Code Art. 3357, the effectiveness of the recordation of the Mortgage will lapse if the Mortgage is not reinscribed in the mortgage records of the parish in which the Mortgage was originally recorded within ten years following the Mortgage’s date and within each subsequent ten-year period thereafter.

4.7                                 In the case of proceeds of the Fixtures, continuation of perfection of the security interests therein under the UCC is limited to the extent set forth in Section 9-315 of the UCC.

4.8                                 A buyer of the Fixtures in the ordinary course of business may acquire the Fixtures free of the Collateral Agent’s security interest as contemplated by Section 9-320 of the UCC.

4.9                                 In order to maintain the perfection of the security interest in the Fixtures perfected by the filing of the Fixture Filing, it will be necessary to file continuation statements with respect thereto with the same filing office where the Fixture Filing was filed within the six month period

7

prior to the expiration of five years after the date of filing of the Fixture Filing and within each six month period prior to the expiration of each five year period thereafter.

4.10                          The obligations of the Mortgagor under the Mortgage are those of a guarantor, and, unless such obligations are contemporaneously therewith reaffirmed, any renewal, extension or material modification of the primary obligors’ obligations may extinguish the guarantor’s obligations. We further advise you that under the provisions of La. Civ. Code arts. 3058, et seq., a suretyship (guaranty) (a) is extinguished upon extinction of the principal obligation for which it is given, (b) is terminated upon notice by the surety to the creditor (except that any such termination would not affect the surety’s liability for obligations incurred by the principal obligor, or obligations that the creditor is bound to permit the principal obligor to incur, at the time the notice is received), and (c) may be extinguished, to the extent the surety is prejudiced by the action, by a modification or amendment of the principal obligation, or the impairment of security held for the guaranteed obligations by the creditor in any material manner and without the consent of the surety. Further, under certain provisions of the Louisiana Civil Code (including, without limitation, articles 1803 and 1892 thereof), a remission of debt, transaction or compromise with one joint and several obligor may have the effect of releasing the other joint and several obligors for all or a portion of the amount involved. We express no opinion whatsoever with respect to any provisions of the Mortgage which are in conflict with or which purport to vary these provisions of law.

We are admitted to practice in Louisiana. We express no opinion as to matters under or involving the laws of any jurisdiction other than laws of Louisiana and its political subdivisions and, to the extent expressly provided above, the United States.

The opinions expressed herein are limited to the specific issues addressed herein and are expressed as of the date hereof and are not intended to have any prospective effect. We assume no obligation to advise you or any other person or entity of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention, including but not limited to, changes which could result from pending or future legislation, law or jurisprudence.

The foregoing expresses our legal opinion as to the matters set forth above and is based upon our professional knowledge and judgment at this time; it is not, however, to be construed as a guarantee, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

This opinion may be relied upon by each of you, by any successors and assigns of the Administrative Agent, the Collateral Agent, the Issuing Bank and any participant, assignee or successor to the interests of the Lenders under the Loan Documents.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent,
Carrère & Denègre, L.L.P.
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

8

Exhibit A

UCC 1 FIXTURE FILING

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

Joanne Kang	(212) 474-1000

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Cravath, Swaine & Moore LLP 825 Eighth Avenue Worldwide Plaza New York, NY 10019 jkang@cravath.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION’S NAME INO THERAPEUTICS LLC
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
6 ROUTE 173			CLINTON	NJ	08809

1d. SEE INSTRUCTIONS	ADD’L INFO RE	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION		1g. ORGANIZATIONAL ID #, if any
	ORGANIZATION DEBTOR	LLC	Delaware		3724403	☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION		2g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION’S NAME CREDIT SUISSE AG, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
11 MADISON AVENUE			NEW YORK	NY	10010	USA

4. This FINANCING STATEMENT covers the following collateral:
ALL FIXTURES LOCATED ON THE REAL ESTATE AS DESCRIBED ON EXHIBIT A ATTACHED HERETO AND INCORPORATED BY REFERENCE HEREIN. THIS IS A FIXTURE FILING AND SHOULD BE RECORDED IN THE REAL ESTATE RECORDS.

5. ALTERNATIVE DESIGNATION [If applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6.	☒ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7.	Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8.	OPTIONAL FILER REFERENCE DATA			F#275293
	5865-713 — LA - West Baton Rouge Parish			A#407469

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT ADDENDUM

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

9. NAME OF FIRST DEBTOR (1a or 1b) ON RELATED FINANCING STATEMENT

9a. ORGANIZATION’S NAME INO THERAPEUTICS LLC
OR
	9b. INDIVIDUAL’S LAST NAME	FIRST NAME	MIDDLE NAME, SUFFIX

10. MISCELLANEOUS:

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

11. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one name (11a or 11b) - do not abbreviate or combine names

11a. ORGANIZATION’S NAME
OR
	11b. INDIVIDUAL’S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX

11c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

11d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION	11e. TYPE OF ORGANIZATION	11f. JURISDICTION OF ORGANIZATION		11g. ORGANIZATIONAL ID #, if any
	DEBTOR					☐ NONE

12. ☐ ADDITIONAL SECURED PARTY’S or ☐ ASSIGNOR S/P’S NAME - insert only one name (12a or 12b)

12a. ORGANIZATION’S NAME
OR
	12b. INDIVIDUAL’S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX

12c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY

13. This FINANCING STATEMENT covers ☐ timber to be cut or ☐ as-extracted collateral, or is filed as a ☒ fixture filing.	16. Additional collateral description:

14. Description of real estate:
SEE EXHIBIT A.

15.	Name and address of a RECORD OWNER of above-described real estate (if Debtor does not have a record interest):

17. Check only if applicable and check only one box.
Debtor is a ☐ Trust or ☐ Trustee acting with respect to property held in trust or ☐ Decedent’s Estate

18. Check only if applicable and check only one box.
☐ Debtor is a TRANSMITTING UTILITY
☐ Filed in connection with a Manufactured-Home Transaction
☐ Filed in connection with a Public-Finance Transaction

International Association of Commercial Administrators (IACA)

FILING OFFICE COPY — UCC FINANCING STATEMENT ADDENDUM (FORM UCC1Ad) (REV. 05/21/09)

EXHIBIT A

PARCEL AC-2-A

A CERTAIN TRACT OR PARCEL OF GROUND, situated in the Parish of West Baton Rouge, State of Louisiana, in that subdivision known as WESTPORT, and being designated as TRACT “AC-2-A” of the Resubdivision of TRACT “AC-2” on a map prepared by Stevens Engineering entitled “Final Plat of Tracts AC-2-A and AC-2-B Westport being the Resubdivision of Tract AC-2 Located in Sections 68 & 69, T7S-R12E, Southeastern Land District, West Baton Rouge Parish, Louisiana, for The BOC Group, Inc.” dated February 20, 1998, a copy of which is on file and of record in Map Book 4, Entry 221 of the official records of West Baton Rouge Parish, Louisiana, said tract having such size, shape and dimensions as shown on said map, said tract or parcel of ground being the same property more particularly described as follows:

A certain parcel or tract of land located in Sections 68 & 69, Township 7 South, Range 12 East, West Baton Rouge Parish Louisiana, and being more particularly described as follows:

Commence at a point, which is the intersection of the South right of way line of Commercial Drive with the West right of way line of Allendale Drive:

Thence proceed S 02°25’25” E a distance of 300.00’ to a point;

Thence proceed N 87°34’35” E a distance of 80.00’ to a point;

Thence proceed S 02°25’25” E a distance of 35.00’ to a point, the Actual Point of Beginning;

Thence proceed N 87°34’35” E a distance of 300.62’ to a point;

Thence proceed S 02°25’25” E a distance of 200.22’ to a point;

Thence proceed S 87°34’35” W a distance of 11.71’ to a point;

Thence proceed S 02°25’25” E a distance of 199.78’ to a point;

Thence proceed N 87°34’35” E a distance of 11.09’ to a point;

Thence proceed S 02°25’25” E a distance of 284.29’ to a point;

Thence proceed with a curve turning to the right with an arc length of 399.48’;

with a radius of 5579.58’, with a chord bearing of N 67°49’05” W, with a chord length of 399.39’ to a point;

Thence proceed N 65°45”43” W a distance of 41.26’ to a point;

Thence proceed N 02°25’25” W a distance of 349.48’ to a point;

Thence proceed N 87°34’35” E a distance of 100.00’ to a point;

Thence proceed N 02°25’25” W a distance of 150.00’ to a point, the Actual Point of Beginning;

and

PARCEL B

A certain parcel or tract of land, located in Sections 68 & 93, Township 7 South, Range 12 East, West Baton Rouge Parish, Louisiana, being more particularly described as follows:

Commence at a point which is the intersection of the South right of way line of Commercial Drive and the West right of way line of Allendale Drive the actual Point of Beginning:

Thence proceed S02°25’25”E a distance of 300.00’ to a point;

Thence proceed S87°34’35”W along and fronting on a 35’ railroad servitude a distance of 182.74’ to a point;

Thence proceed along and fronting on a 35’ railroad servitude, with a curve turning to the right with an arc length of 650.72’, with a radius of 556.19’ with a chord bearing of N58°54’23”W with a chord length of 614.24’;

Thence proceed with a curve turning to the left with an arc length of 229.37’, with a radius of 664.79’, with a chord bearing of S82° 32’22”E. with a chord length of 228.23’;

Thence proceed N87°34’35”E a distance of 470.00’ to a point, which is the Point of Beginning.

The above described Parcel B fronts on and is bounded by a 35’ railroad servitude and right-a-way on its southerly and westerly sides;

and

PARCEL F-l

A certain parcel or tract of land, located in Sections 68, 69, 93 & 94, Township 7 South, Range 12 East, West Baton Rouge Parish, Louisiana, being more particularly described as follows:

Commence at a point which is the intersection of the South right of way line of Commercial Drive and the East right of way line of Allendale Drive:

Thence proceed S02°25’25”E a distance of 335.00’ to a point, the actual Point of Beginning;

Thence proceed S02°25’25”E a distance of 150.00’ to a point;

Thence proceed S87°34’35”W a distance of 100.00’ to a point;

Thence proceed S02°25’25”E a distance of 349.48’ to a point;

Thence proceed N65°46’03”W a distance of 389.20’ to a point;

Thence proceed N58°14’46”W a distance of 429.61’ to a point;

Thence proceed N03°07’19”W a distance of 447.98’ to a point;

Thence proceed along and fronting on a 35’ railroad servitude, with a curve turning to the left with an arc length of 695.89’, with a radius of 591.19’, with a chord bearing of S58°42’07”E, with a chord length of 656.41;

Thence proceed N87°34’35”E along and fronting on a 35’ railroad servitude, a distance of 262.74’ to a point, which is the Point of Beginning;

The above described Parcel F-I fronts on and is bounded by a 35’ railroad servitude and right-a-way on its northerly side;

and

PARCEL Z SERVITUDE

A perpetual servitude of passage in favor of and for the benefit of the above described Parcels F-l and AC-2-A, as shown on the survey by Baton Rouge Land Surveying, Inc., dated December 21, 2001, in, on, over, across, through, under and above the following described property, to wit:

That certain parcel of ground, situated in the Parish of West Baton Rouge, State of Louisiana, in Sections 68, 69 and 93, Township 7 South, Range 12 East, designated as Parcel Z on the said survey by Baton Rouge Land Surveying, Inc. dated December 21, 2001, a copy of which is attached hereto and made a part hereof, including, without limitation, that portion of Parcel Z which is bounded on the north by Allendale Drive, on the south by said Parcel F-l, on the east by the southerly extension of the easterly right-of-way line of Allendale Drive, south 02°25’25” east, a distance of 35’ across Parcel Z to the northerly property line of Parcel F- 1, and on the west by the southerly extension of the westerly right-of-way line of Allendale Drive, south 02°25’25” east a distance of 35’ across Parcel Z from the northerly right-of-way line of Allendale Drive to the northerly property line of said Parcel F-I;

all as more particularly described on the survey of Baton Rouge Land Surveying, Inc., dated March 23, 2007.

The improvements bear municipal number 1060 Allendale Drive, Port Allen, LA 70767.

EXHIBIT F-1

LENDER: [•]

PRINCIPAL AMOUNT: $[•]

FORM OF REVOLVING PROMISSORY NOTE

New York, New York

[•], 2010

FOR VALUE RECEIVED, the undersigned, IKARIA ACQUISITION INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the office of Credit Suisse AG, One Madison Avenue, New York, New York 10010, on the Revolving Credit Maturity Date (as defined in the Credit Agreement dated as of May [•], 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ikaria, Inc., the Borrower, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders), (A) the lesser of (i) the Principal Amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

This Note is one of the promissory notes referred to in Section 2.04(e) of the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This Note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to therein.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.  The nonexercise by the Lender of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind in connection with this Note.

All Borrowings evidenced by this Note, the Type thereof, the maturity thereof, all payments, repayments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the applicable schedule attached hereto and made a part hereof, or on a continuation of such schedules attached to and made a part hereof or otherwise recorded by such Lender in its internal records; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Note or under the Credit Agreement.

This Note and the Revolving Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 9.04(d) of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

IKARIA ACQUISITION INC.

By

Name:
Title:

Schedule A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B  to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBOR with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

4

EXHIBIT F-2

LENDER: [•]

PRINCIPAL AMOUNT: $[•]

FORM OF TERM PROMISSORY NOTE

New York, New York

[•], 2010

FOR VALUE RECEIVED, the undersigned, IKARIA ACQUISITION INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the office of Credit Suisse AG, One Madison Avenue, New York, New York 10010 (i) on the dates set forth in the Credit Agreement dated as of May [•], 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ikaria, Inc., the Borrower, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders), the principal amounts set forth in the Credit Agreement, and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

This Note is one of the promissory notes referred to in Section 2.04(e) of the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This Note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to therein.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.  The non-exercise by the Lender of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind in connection with this Note.

All Borrowings evidenced by this Note, the Type thereof, the maturity thereof, all payments, repayments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the applicable schedule attached hereto and made a part hereof, or on a continuation of such schedules attached to and made a part hereof or otherwise recorded by such Lender in its internal records; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Note or under the Credit Agreement.

This Note and the Term Loans evidenced hereby may be transferred in whole or in part only by registration of such transfer on the Register maintained for such purpose by or on behalf of the undersigned as provided in Section 9.04(d) of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

IKARIA ACQUISITION INC.

By

Name:
Title:

2

Schedule A to Note

LOANS , CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B  to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Adjusted LIBOR with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

4

EXHIBIT G

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit Agreement, dated as of May [•], 2010 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, Ikaria, Inc., Ikaria Acquisition Inc., (“Borrower”) the Lenders party thereto from time to time, and Credit Suisse AG, as Administrative Agent.

Pursuant to Section 2.20(f) of the Credit Agreement, the undersigned hereby certifies that:

1.             The Lender is the sole record and beneficial owner of the interest in the Loans (the “Interest”) in respect of which it is providing this certificate and it shall remain the sole beneficial owner of the Interest at all times during which it is the record holder of such Interest.

2.             The Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.             The Lender meets all of the requirements under Code Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of Taxes on interest payments made to it under the Credit Agreement, including without limitation, that it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and it not a controlled foreign corporation related to the Borrower (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code).  In connection with the foregoing, the Lender represents and warrants that it has not taken and will not take, any action that would cause an Interest held by it at any time during the term of the Credit Agreement to fail to be in registered form within the meaning of U.S. Treasury Regulations Section 5f.103-1(c).

4.             The Lender shall promptly notify the Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the      day of                       .

[LENDER]

By:
Name:
Title:

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND

FINANCING STATEMENT

From

INO THERAPEUTICS LLC

To

CREDIT SUISSE AG

Dated: May 14, 2010

Premises: Port Allen, Louisiana

West Baton Rouge Parish

MORTGAGE, ASSIGNMENT OF	*	UNITED STATES OF AMERICA
LEASES AND RENTS, AND	*
SECURITY AGREEMENT	*	STATE OF NEW YORK
BY	*
	*	COUNTY OF NEW YORK
INO THERAPEUTICS LLC	*
*
IN FAVOR OF	*
*
CREDIT SUISSE AG	*
*
* * * * * * * * * * * * * * * * * * * * * * * *	*

BE IT KNOWN, that on this 14th day of May, 2010;

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified in and for the aforesaid County and State, and in the presence of the undersigned competent witnesses:

PERSONALLY CAME AND APPEARED:

INO Therapeutics LLC, a Delaware limited liability company, the last four digits of whose taxpayer identification number are 1456 and whose mailing address is 6 Route 173, Clinton, New Jersey 08809, appearing herein through its duly authorized representative (“Transferor”) pursuant to the certified resolutions of its sole member attached hereto as Exhibit A;

Who declared that:

WITNESSETH:

Reference is made to (i) the Credit Agreement dated as of May 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ikaria Acquisition, Inc., a Delaware corporation (the “Borrower”), Ikaria, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Eleven Madison Avenue, New York, New York 10010, the last four digits of whose taxpayer identification number are 5677 (the “Mortgagee”), as administrative agent (the “Administrative Agent”) for the Lenders, collateral agent (the “Collateral Agent”) for the Secured Parties (as defined below) and an issuing bank (an “Issuing Bank”) with respect to any letters of credit (the “Letters of Credit”) issued pursuant to the terms thereof and (ii) the Guarantee and Collateral Agreement dated as of May 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) among Holdings, the Borrower, the subsidiaries of Holdings identified therein and the Collateral Agent. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement and the Guarantee and Collateral Agreement.

In the Credit Agreement, (i) the Lenders have agreed to make term loans (the “Term Loans”) and revolving loans (the “Revolving Loans”, together with the Term Loans, the

“Loans”) to the Borrower and (ii) the Issuing Banks have issued or agreed to issue from time to time Letters of Credit for the account of the Borrower, in each case pursuant to, upon the terms, and subject to the conditions specified in, the Credit Agreement. Amounts paid in respect of Term Loans may not be reborrowed. Subject to the terms of the Credit Agreement, Borrower may borrow, prepay and reborrow Revolving Loans.

Mortgagor is a wholly owned direct or indirect Subsidiary of the Borrower and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Banks. In order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit, the Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of the Borrower under the Credit Agreement pursuant to the terms of the Guarantee and Collateral Agreement.

The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the Obligations.

As used in this Mortgage, the term “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) any Issuing Bank, (e) each counterparty to any Hedging Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into, in each case regardless of whether such counterparty thereafter ceases to be the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations. The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

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Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1)     the land more particularly described on Exhibit B hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2)     all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3)     all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, Venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

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(4)      all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

With respect to any Personal Property covered by both the Guarantee and Collateral Agreement and this Mortgage, in the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions contained in the Guarantee and Collateral Agreement, the terms and provisions set forth in the Guarantee and Collateral Agreement shall govern and control. Any release of Collateral pursuant to the Guarantee and Collateral Agreement shall be deemed to be a release of such Collateral hereunder.

(5)      all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6)      all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement (with respect to the insurance proceeds, this Mortgage is a collateral assignment thereof pursuant to La. R.S. 9:5386 et seq., whether such insurance proceeds now exist or arise in the future, and Mortgagor does hereby irrevocably appoint Mortgagee, for the benefit as the true and lawful mandatory and attorney-in-fact of

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Mortgagor to carry out and enforce all of Mortgagor’s right, title and interest in and to any or all of the insurance proceeds hereby collaterally assigned); and

(7)     all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to Liens permitted under Section 6.02 of the Credit Agreement (the “Permitted Encumbrances”) and to satisfaction and release as provided in Section 3.04 hereunder.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01. Title, Mortgage Lien. (a) Mortgagor has good and marketable fee simple title to the Mortgaged Property, subject only to Permitted Encumbrances.

(b)    The execution and delivery of this Mortgage is within Mortgagor’s limited liability company powers and has been duly authorized by all necessary limited liability company and, if required, member action. This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

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(d)    This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

(e)    Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Encumbrances to the extent of those rights.

SECTION 1.02. Credit Agreement. (a) This Mortgage is given pursuant to the Credit Agreement. Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents.

(b)   Mortgagor and Mortgagee intend that, in addition to any other indebtedness or obligations secured hereby, this Mortgage will secure unpaid balances of loan advances made after this Mortgage is recorded. Such loan advances may be evidenced by a note or notes of Mortgagor. In accordance with La. R.S. 9:4401 and Louisiana Civil Code Article 3288, the maximum amount of the Obligations which are and will be secured by this Mortgage is $445,000,000 (the “Maximum Amount”).

SECTION 1.03. Payment of Taxes, and Other Obligations. (a) Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement.

(b)   In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (i) notify Mortgagee of such event, (ii) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (iii) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties.

SECTION 1.04. Maintenance of Mortgaged Property. Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

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SECTION 1.05. Insurance. Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Section 5.02 of the Credit Agreement. If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount not less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended, with such additional privately placed coverage as Mortgagor deems reasonable.

SECTION 1.06. Casualty Condemnation/Eminent Domain. Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with, and to the extent required by, Section 5.05 of the Credit Agreement. Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall constitute trust funds held by the Mortgagor for the benefit of the Secured Parties to be applied to repair, restore or replace the Mortgaged Property or, if so required, be applied in accordance with Section 2.13 of the Credit Agreement.

SECTION 1.07. Assignment of Leases and Rents. (a) Mortgagor hereby collectively assigns all of its right title and interest in all Leases and Rents, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations up to the Maximum Amount. Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee. It is the intention of the parties that the assignment contained in this paragraph shall be a collateral assignment made in accordance with and to the fullest extent permitted by La. R.S. 9:4401, and it is expressly understood and agreed, anything to the contrary notwithstanding, that Mortgagee shall not exercise any of the rights or powers conferred upon it by this paragraph until an Event of Default shall exist and be continuing under this Mortgage.

(b)    All Leases shall be subordinate to the lien of this Mortgage. Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

(c)    So long as an Event of Default shall not have occurred and be continuing, Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee. Each tenant or any of such tenant’s successors in interest

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from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

(d)   Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(e)    Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

SECTION 1.08. Restrictions on Transfers and Encumbrances. Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially and adversely affect the value, use or operation of the Mortgaged Property. If any of the foregoing transfers or encumbrances results in an Asset Sale, any Net Cash Proceeds received by or on behalf of the Mortgagor in respect thereof shall constitute trust funds to be held by the Mortgagor for the benefit of the Secured Parties and applied in accordance with Section 2.13 of the Credit Agreement.

SECTION 1.09. Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”). Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property and in the state which the Premises are located to perfect Mortgagee’s security interest in any fixtures (as defined in the UCC) located on the Premises. Mortgagor hereby appoints, following the occurrence and continuation of an Event of Default, Mortgagee as its true and lawful attorney-in-

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fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Guarantee and Collateral Agreement.

SECTION 1.10. Filing and Recording. Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof. Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

SECTION 1.11. Further Assurances. Upon request by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, following the occurrence and continuation of an Event of Default Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12. Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage

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as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.13.  No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14.  Fixture Filing.  Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land. The real property to which the fixtures relate is described in Exhibit B attached hereto. The record owner of the real property described in Exhibit B attached hereto is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of any financing statement concerning fixtures are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is 3724403.

ARTICLE II

Defaults and Remedies

SECTION 2.01.  Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02.  Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Credit Agreement and the Guarantee and Collateral Agreement and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

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SECTION 2.03.  Rights To Take Possession, Operate and Apply Revenues.  (a) If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a keeper or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b)    If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents. Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)    Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

(d)    Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its

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successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04.  Right To Cure Mortgagor’s Failure to Perform.  Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate. Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.

SECTION 2.05.  Right to a Keeper.  If an Event of Default has occurred and is continuing, Mortgagee may, at its election and by or through any nominee, assignee or otherwise, make ex parte application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a keeper of the Mortgaged Property. If the Mortgaged Property or any part thereof, is seized as an incident to an action for the recognition or enforcement of this Mortgage by executory process, ordinary process, sequestration, writ of fieri facias or otherwise, Mortgagor and Mortgagee agree that the court issuing any such order shall, if petitioned for by Mortgagee, direct the applicable sheriff to appoint as a keeper of the Mortgaged Property Mortgagee or any agent designated by Mortgagee or any other person named by Mortgagee at the time such seizure is effected. This designation is pursuant to La. R.S. 9:5136 through 5140.2, inclusive, as the same may be amended from time to time, and Mortgagee shall be entitled to all the rights and benefits afforded thereunder. It is hereby agreed that the keeper shall be entitled to receive its reasonable compensation in addition to its costs and expenses incurred in the administration or preservation of the Mortgaged Property. The designation of keeper made herein shall not be deemed to require Mortgagee to provoke the appointment of such keeper. Nothing herein is to be construed to deprive Mortgagee of any other right, remedy or privilege it may have under law to have a keeper appointed. Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including keeper’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon. The appointment of such keeper, Mortgagee or other appointee by virtue of any court order, statue or regulation will not impair or in any manner prejudice the rights of Mortgagee to receive payment of the Rents pursuant to Section 1.07(c). Any advance by Mortgagee in connection with any such keepership will be secured by this Mortgage. Any such keeper shall have the usual powers and duties of keepers in similar cases, including the full power to rent, maintain and otherwise operate the Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 2.08.

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SECTION 2.06.  Foreclosure and Sale.  (a) If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage. In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b)    The Mortgaged Property may be sold subject to unpaid taxes and Permitted Encumbrances, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c)    Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d)    If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

SECTION 2.07.  Other Remedies.  (a) In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b)   In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

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SECTION 2.08.  Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage in accordance with the terms and provisions of Section 5.02 of the Guarantee and Collateral Agreement.

The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09.  Mortgagor as Tenant Holding Over.  If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10.  Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

To the extent permitted under applicable Louisiana law, Mortgagor waives in favor of Mortgagee any and all homestead exemptions and other exemptions of seizure or otherwise to which Mortgagor is or may be entitled under the constitution and statutes of the State of Louisiana insofar as the Mortgaged Property is concerned. Mortgagor further waives (i) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (ii) the demand and three days’ delay afforded by the Louisiana Code of Civil Procedure Articles 2639 and 2721; (iii) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (iv) the three days’ delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2772; and (v) the benefit of the other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723, not specifically mentioned above.

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Any and all declarations of fact made by authentic act before a notary public in the presence of two witnesses by persons declaring that such facts lie within his or her knowledge shall constitute authentic evidence of such facts for purposes of executory process.

For purposes of foreclosure under Louisiana executory process procedures, Mortgagor hereby acknowledges the Maximum Amount and confesses judgment in favor of Mortgagee for the full and true sum of the Maximum Amount.

SECTION 2.1l.  Discontinuance of Proceedings.  In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.12.  Suits To Protect the Mortgaged Property.  Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13.  Filing Proofs of Claim.  In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14.  Possession by Mortgagee.  Notwithstanding the appointment of any keeper, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15.  Waiver.  (a) No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder. No failure on the part of Mortgagee to complain of any act or failure to

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act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b)   Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16.  Waiver of Trial by Jury.  To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17.  Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01.  Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

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SECTION 3.02.  Notices.  All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03.  Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.04.  Satisfaction and Cancelation.  (a) The encumbrance of the Mortgaged Property as security created and consummated by this Mortgage shall terminate when all the Loan Document Obligations (other than wholly contingent indemnification and reimbursement obligations) have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

(b)    Upon a sale or financing by Mortgagor of all or any portion of the Mortgaged Property that is permitted by the Credit Agreement and the application of the Net Cash Proceeds of such sale or financing in accordance with the terms of the Credit Agreement, the lien of this Mortgage shall be released from the applicable portion of the Mortgaged Property. Mortgagor shall give the Mortgagee reasonable written notice of any sale or financing of the Mortgaged Property prior to the closing of such sale or financing.

(c)    In connection with any termination or release pursuant to paragraph (a), the Mortgage shall be marked “satisfied” by the Mortgagee, and this Mortgage shall be canceled of record at the request and at the expense of the Mortgagor. Mortgagee shall execute any documents reasonably requested by Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 3.04 and Mortgagor will pay all costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by Mortgagee in connection with the preparation and execution of such documents.

SECTION 3.05.  Definitions.  As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

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SECTION 3.06.  Multisite Real Estate Transaction.  Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that may be granted to secure the Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07.  No Oral Modification.  This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

SECTION 3.08.  Credit Agreement Controls.  In the event of any conflict between the terms and provisions set forth in this Mortgage and those set forth in the Credit Agreement, the terms and provisions of the Credit Agreement shall supersede and control the terms and provisions of this Mortgage.

ARTICLE IV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 4.01.  Applicable Law; Certain Particular Provisions.  This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit

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Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law. Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.

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Mortgagor has, on the date first written above, caused this instrument to be duly executed and delivered by authority duly given in the presence of the undersigned Notary for the County and State first written above, and in the presence of the two undersigned competent witnesses.

WITNESSES:	INO THERAPEUTICS LLC,
A Delaware limited liability company

	By:	/s/ Daniel Tassé
Scott Charles		Name:
Print Name:		Title:

Christina Keeney
Print Name:

/s/ Devi Kawalek
Notary Public
Printed Name:
My Commission expires:
Notarial Identification Number (if applicable)

DEVI KAWALEK
Notary Public, State of New York
No. 01KA4702105
Qualified in Richmond County
Certificate Filed in New York County
Commission Expires 02/28/2014

[Signature Page to Mortgage]

EXHIBIT A

AUTHORIZING RESOLUTIONS

The undersigned certifying officer of INO Therapeutics, LLC (the “Company”), a Delaware limited liability company, does hereby certify that the resolutions attached hereto were adopted by the sole member of the Company and remain in effect on the date hereof.

/s/ Daniel Tassé
CERTIFYING OFFICER

Date:

EXHIBIT B

Description of the Land

PARCEL AC-2-A

A CERTAIN TRACT OR PARCEL OF GROUND, situated in the Parish of West Baton Rouge, State of Louisiana, in that subdivision known as WESTPORT, and being designated as TRACT “AC-2-A” of the Resubdivision of TRACT “AC-2” on a map prepared by Stevens Engineering entitled “Final Plat of Tracts AC-2-A and AC-2-B Westport being the Resubdivision of Tract AC-2 Located in Sections 68 & 69, T7S-R12E, Southeastern Land District, West Baton Rouge Parish, Louisiana, for The BOC Group, Inc.” dated February 20, 1998, a copy of which is on file and of record in Map Book 4, Entry 221 of the official records of West Baton Rouge Parish, Louisiana, said tract having such size, shape and dimensions as shown on said map, said tract or parcel of ground being the same property more particularly described as follows:

A certain parcel or tract of land located in Sections 68 & 69, Township 7 South, Range 12 East, West Baton Rouge Parish Louisiana, and being more particularly described as follows:

Commence at a point, which is the intersection of the South right of way line of Commercial Drive with the West right of way line of Allendale Drive:

Thence proceed S 02°25’25” E a distance of 300.00’ to a point;

Thence proceed N 87°34’35” E a distance of 80.00’ to a point;

Thence proceed S 02°25’25” E a distance of 35.00’ to a point, the Actual Point of Beginning;

Thence proceed N 87°34’35” E a distance of 300.62’ to a point;

Thence proceed S 02°25’25” E a distance of 200.22’ to a point;

Thence proceed S 87°34’35” W a distance of 11.71’ to a point;

Thence proceed S 02°25’25” E a distance of 199.78’ to a point;

Thence proceed N 87°34’35” E a distance of 11.09’ to a point;

Thence proceed S 02°25’25” E a distance of 284.29’ to a point;

Thence proceed with a curve turning to the right with an arc length of 399.48’;

with a radius of 5579.58’, with a chord bearing of N 67°49’05” W, with a chord length of 399.39’ to a point;

Thence proceed N 65°45”43” W a distance of 41.26’ to a point;

Thence proceed N 02°25’25” W a distance of 349.48’ to a point;

Thence proceed N 87°34’35” E a distance of 100.00’ to a point;

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Thence proceed N 02°25’25” W a distance of 150.00’ to a point, the Actual Point of Beginning;

and

PARCEL B

A certain parcel or tract of land, located in Sections 68 & 93, Township 7 South, Range 12 East, West Baton Rouge Parish, Louisiana, being more particularly described as follows:

Commence at a point which is the intersection of the South right of way line of Commercial Drive and the West right of way line of Allendale Drive the actual Point of Beginning:

Thence proceed S02°25’25”E a distance of 300.00’ to a point;

Thence proceed S87°34’35”W along and fronting on a 35’ railroad servitude a distance of 182.74’to a point;

Thence proceed along and fronting on a 35’ railroad servitude, with a curve turning to the right with an arc length of 650.72’, with a radius of 556.19’ with a chord bearing of N58°54’23”W with a chord length of 614.24’;

Thence proceed with a curve turning to the left with an arc length of 229.37’, with a radius of 664.79’, with a chord bearing of S82° 32’22”E. with a chord length of 228.23’;

Thence proceed N87°34’35”E a distance of 470.00’ to a point, which is the Point of Beginning.

The above described Parcel B fronts on and is bounded by a 35’ railroad servitude and right-a-way on its southerly and westerly sides;

and

PARCEL F-l

A certain parcel or tract of land, located in Sections 68, 69, 93 & 94, Township 7 South, Range 12 East, West Baton Rouge Parish, Louisiana, being more particularly described as follows:

Commence at a point which is the intersection of the South right of way line of Commercial Drive and the East right of way line of Allendale Drive:

Thence proceed S02°25’25”E a distance of 335.00’ to a point, the actual Point of Beginning;

Thence proceed S02°25’25”E a distance of 150.00’ to a point;

Thence proceed S87°34’35”W a distance of 100.00’ to a point;

Thence proceed S02°25’25”E a distance of 349.48’ to a point;

Thence proceed N65°46’03”W a distance of 389.20’ to a point;

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Thence proceed N58°14’46”W a distance of 429.61’ to a point;

Thence proceed N03°07’19”W a distance of 447.98’ to a point;

Thence proceed along and fronting on a 35’ railroad servitude, with a curve turning to the left with an arc length of 695.89’, with a radius of 591.19’, with a chord bearing of S58°42’07”E, with a chord length of 656.41;

Thence proceed N87°34’35”E along and fronting on a 35’ railroad servitude, a distance of 262.74’ to a point, which is the Point of Beginning;

The above described Parcel F-I fronts on and is bounded by a 35’ railroad servitude and right-a-way on its northerly side;

and

PARCEL Z SERVITUDE

A perpetual servitude of passage in favor of and for the benefit of the above described Parcels F-l and AC-2-A, as shown on the survey by Baton Rouge Land Surveying, Inc., dated December 21, 2001, in, on, over, across, through, under and above the following described property, to wit:

That certain parcel of ground, situated in the Parish of West Baton Rouge, State of Louisiana, in Sections 68, 69 and 93, Township 7 South, Range 12 East, designated as Parcel Z on the said survey by Baton Rouge Land Surveying, Inc. dated December 21, 2001, a copy of which is attached hereto and made a part hereof, including, without limitation, that portion of Parcel Z which is bounded on the north by Allendale Drive, on the south by said Parcel F-l, on the east by the southerly extension of the easterly right-of-way line of Allendale Drive, south 02°25’25” east, a distance of 35’ across Parcel Z to the northerly property line of Parcel F- 1, and on the west by the southerly extension of the westerly right-of-way line of Allendale Drive, south 02°25’25” east a distance of 35’ across Parcel Z from the northerly right-of-way line of Allendale Drive to the northerly property line of said Parcel F-I;

all as more particularly described on the survey of Baton Rouge Land Surveying, Inc., dated March 23, 2007.

The improvements bear municipal number 1060 Allendale Drive, Port Allen, LA 70767.

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